Exhibit 10.2
EXECUTION COPY

$22,000,000
PRIORITY CREDIT AGREEMENT
among
TRICO SHIPPING AS,
as Borrower,
TRICO SUPPLY AS
and
the Subsidiary Guarantors listed on Schedule IX hereto,
VARIOUS LENDERS,
and
CANTOR FITZGERALD SECURITIES,
as Administrative Agent

Dated as of September 21, 2010

Section 1. Defined Terms	1

Section 2. Amount and Terms of Credit Facility	15

2.01 Loans and Commitments	15
2.02 Minimum Amount of Each Borrowing	16
2.03 Notice of Borrowing	16
2.04 Disbursement of Funds	17
2.05 Notes	18
2.06 Pro Rata Borrowings	19
2.07 Interest	19
2.08 [Reserved]	19
2.09 Increased Costs, Illegality, etc.	19
2.10 [Reserved]	20
2.11 Change of Lending Office	20
2.12 Replacement of Lenders	20

Section 3. [Reserved]	21

Section 4. Fees and Commissions; Reductions of Commitment	21

4.01 Fees	21
4.02 Voluntary Termination of Unutilized Commitments	21
4.03 Mandatory Reduction of Commitments	21

Section 5. Prepayments; Payments; Taxes; Voluntary Prepayments	21

5.01 Voluntary Prepayments	22
5.02 Mandatory Repayments	22
5.03 Method and Place of Payment	22
5.04 Net Payments; Taxes	23

Section 6. Conditions Precedent to the Effective Date	24

6.01 Execution of Agreement; Notes	24
6.02 Officer’s Certificate	24
6.03 Fees, etc.	24
6.04 Opinions of Counsel	25
6.05 Corporate Documents; Proceedings; etc.	26
6.06 Indebtedness	26
6.07 Security Documents	26
6.08 [Reserved]	26

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Approved Classification Societies
SCHEDULE IV	—	ERISA
SCHEDULE V	—	Subsidiaries
SCHEDULE VI	—	Existing Indebtedness
SCHEDULE VII	—	Legal Name; Type of Organization and whether a Registered Organization; Jurisdiction of Organization; Etc.
SCHEDULE VIII	—	Transactions with Affiliates
SCHEDULE IX	—	Subsidiary Guarantors
SCHEDULE X	—	Security Documents
SCHEDULE XI	—	Mortgaged Vessels
SCHEDULE XII	—	Required Insurance
SCHEDULE XIII	—	Post-Effective Date Deliverables
SCHEDULE XIV	—	Existing Investments
SCHEDULE XV	—	Litigation

EXHIBITS

EXHIBIT A	—	Notice of Borrowing
EXHIBIT B	—	Note
EXHIBIT C	—	Form of Assignment and Assumption Agreement
EXHIBIT D-1	—	Opinion of Vinson & Elkins L.L.P., special counsel to the Credit Parties
EXHIBIT D-2	—	Opinion of Higgs & Johnson, Bahamian counsel to the Credit Parties
EXHIBIT D-3	—	Opinion of Seward & Kissel LLP, Vanuatu maritime counsel to the Credit Parties
EXHIBIT D-4	—	Opinion of Mackinnons, U.K. counsel to the Credit Parties
EXHIBIT D-5	—	Opinion of TozziniFreire Advogados, Brazilian counsel to the Credit Parties
EXHIBIT D-6	—	[Reserved]
EXHIBIT D-7	—	Opinion of Cains, Isle of Man maritime counsel to the Credit Parties
EXHIBIT D-8	—	Opinion of Nauta Dutilh, Dutch counsel to the Credit Parties
EXHIBIT D-9	—	Opinion of Bugge, Arentz-Hansen & Rasmussen, Norwegian counsel to the Credit Parties
EXHIBIT D-10	—	[Reserved]

(continued)

EXHIBIT D-11	—	Opinion of Pinedo Abogados, Mexican counsel to the Credit Parties
EXHIBIT D-12	—	Opinion of Mackinnons, Scottish counsel to the Credit Parties
EXHIBIT E	—	Officer’s Certificate
EXHIBIT F	—	Form of Subsidiaries Guaranty
EXHIBIT G	—	[Reserved]
EXHIBIT H	—	Form of Intercompany Subordination Provisions
EXHIBIT I	—	[Reserved]
EXHIBIT J	—	Form of Working Capital Credit Agreement Amendment
EXHIBIT K	—	Form of Collateral Agency and Intercreditor Agreement
EXHIBIT L	—	Form of Senior Notes Indenture Supplement
EXHIBIT M	—	Form of Officer’s Certificate (Minimum Cash)
EXHIBIT N	—	Form of Officer’s Certificate (Minimum Monthly EBITDA)
EXHIBIT O	—	Approved Budget

          PRIORITY CREDIT AGREEMENT, dated as of September 21, 2010, among TRICO SUPPLY AS, a limited company organized under the laws of Norway (“Holdings”), the Subsidiary Guarantors listed on Schedule IX, TRICO SHIPPING AS, a limited company organized under the laws of Norway and a wholly-owned Subsidiary of Holdings (the “Borrower”), the Lenders party hereto from time to time, and CANTOR FITZGERALD SECURITIES (“Cantor”), as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
          WHEREAS, the Borrower has requested that Lenders extend credit to the Borrower to satisfy certain immediate liquidity needs necessary to maintain the Borrower as a going concern;
          WHEREAS, the Lenders are willing to extend credit to the Borrower, on the terms and conditions set forth herein; and
          WHEREAS, the Subsidiary Guarantors will guarantee the obligations of the Borrower hereunder;
          NOW, THEREFORE, the parties hereto agree as follows:
          Section 1. Defined Terms.
          As used in this Agreement, the following terms shall have the meanings specified below:
          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
          “Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 10.05 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 10.05, an Affiliate of Holdings shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of Holdings and any officer or director of Holdings or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 10.05, neither the Administrative Agent, nor the Collateral Agent, nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of Holdings or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.
          “Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

          “Aggregate Term Loan Exposure” at any time shall mean the Aggregate Tranche A Term Loan Exposure plus the Aggregate Tranche B Term Loan Exposure at such time.
          “Aggregate Tranche A Term Loan Exposure” at any time shall mean the aggregate principal amount of Tranche A Term Loans then outstanding.
          “Aggregate Tranche B Term Loan Exposure” at any time shall mean the aggregate principal amount of Tranche B Term Loans then outstanding.
          “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.
          “Appraisal” shall mean, with respect to a Mortgaged Vessel, an “as built” written appraisal by an Approved Appraiser of the fair market value of such Vessel on an individual charter free basis.
          “Approved Appraiser” shall mean R.S. Platou, Fearnleys A.S. and ODS Petrodata or such other independent appraisal firm as may be reasonably acceptable to the Administrative Agent and the Required Lenders.
          “Approved Budget” shall mean the budget attached as Exhibit O, as such budget may be modified from time to time in accordance with Section 9.01(l) or as approved by the Required Lenders or the financial advisors to the Required Lenders.
          “Approved Restructuring Plan” means a document that includes “Restructuring Plan” in its title and contemplates restructuring the Credit Parties’ Indebtedness, as adopted by the Borrower and approved by the Required Lenders as the same may be amended, supplemented or otherwise modified from time to time with the consent of the Required Lenders and which plan may provide for debt exchanges, debt incurrences, asset sales, debt repayment, recapitalizations and restructurings.
          “Asset Sale” shall have the meaning provided in the Senior Notes Indenture as in effect on the Effective Date and without giving effect to any subsequent amendment, modification, supplement or waiver thereto (which definition together with the defined terms used therein are herein incorporated by reference).
          “Assignment and Assumption Agreement” shall mean each Assignment and Assumption Agreement substantially in the form of Exhibit C (appropriately completed).
          “Authorized Officer” shall mean, with respect to (i) the delivery of Notices of Borrowing, the chairman of the board, managing director, the chief executive officer, the chief financial officer, the president, any vice president, the treasurer or the secretary of the Borrower, or any other officer of the Borrower designated in writing to the Administrative Agent by the chief executive officer, president or treasurer of the Borrower as being authorized to give notices under this Agreement, (ii) delivery of financial documents and officer’s certificates pursuant to this Agreement, the chairman of the board, managing director, director, the president, any vice president, the treasurer, any other financial officer or an authorized manager of any Credit Party and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a Person or Persons so designated by any two officers) of any Credit Party, in each case to the extent reasonably acceptable to the Administrative Agent and the Required Lenders.
          “Bankruptcy Code” shall have the meaning provided in Section 11.05.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean a Term Loan Borrowing.
          “Business Day” shall mean any day excluding Saturday, Sunday and any day which shall be in the City of New York or London or Frankfurt a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.
          “Cantor” shall have the meaning given to such term in the first paragraph of this Agreement.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Cash Collateral Account” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “Cash Equivalents” shall have the meaning provided in the Collateral Agency and Intercreditor Agreement (as in effect on the Effective Date immediately after giving effect to any amendments thereto on such date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
          “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent, (ii) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors, (iii) the Parent shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of the Credit Parties, (iv) Holdings shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of the Borrower or (v) a “Change of Control” under and as defined in the Senior Notes Indenture.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all assets and properties of the Borrower and the Guarantors subject to Liens created by the Security Documents.
          “Collateral Agency and Intercreditor Agreement” shall mean that certain Amended and Restated Collateral Agency and Intercreditor Agreement, substantially in the form of Exhibit K, dated as of the Effective Date, among the Collateral Agent, the Trustee (as defined therein), the Administrative Agent, the Working Capital Facility Agent (as defined therein), the Borrower and the Guarantors.
          “Collateral Agent” shall mean Wilmington Trust FSB as collateral agent for the holders of the Secured Obligations and any successor thereto in such capacity.
          “Collateral Disposition” shall mean any Asset Sale of assets or other rights or property that constitute Collateral under the Security Documents. The sale or issuance of Equity Interests in a Subsidiary Guarantor that owns Collateral such that, as a consequence, such Person no longer is a Subsidiary Guarantor, shall be deemed a Collateral Disposition of the Collateral owned by such Subsidiary Guarantor.
          “Commitments” shall mean, collectively, the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments.
          “Consolidated Cash Flow” and the defined terms used therein shall have the meanings provided in the Senior Notes Indenture as in effect on the Effective Date and without giving effect to any subsequent amendment, modification, supplement or waiver thereto (which definition together with the defined terms used therein are herein incorporated by reference).
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement, (y) any products warranties extended in the ordinary course of business and (z) guarantees made by Holdings or any of its Subsidiaries in respect of the obligations of any

Subsidiaries of Holdings under operating leases entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Directors” means the directors of the Parent on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.
          “Credit Documents” shall mean this Agreement, each Note, the Collateral Agency and Intercreditor Agreement, each Security Document, the Subsidiaries Guaranty and each additional guaranty or additional security document executed pursuant to Section 9.11.
          “Credit Event” shall mean the making of any Loan.
          “Credit Party” shall mean Holdings, the Borrower, each Subsidiary Guarantor and, at any time, any other Subsidiary of Holdings which is a party to any Credit Document at such time.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Deferred Fee” shall mean, with respect to any portion of the Term Loans, an amount equal to the product of 2% and the principal amount of such portion of the Term Loans.
          “Disqualified Stock” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its capital stock partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Effective Date

(or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Dollars” and the sign “$” shall each mean lawful money of the United States.
          “Effective Date” shall mean September 21, 2010.
          “Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act).
          “Environmental Claim” shall mean any written claim, action, suit, cause of action or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the Release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Law” shall mean all applicable foreign, federal, state and local laws and regulations having the force and effect of law relating to the protection of the natural environment or imposing liability or standards of conduct concerning the use, handling, storage, or management of any Hazardous Material.
          “Equity Interests” of any Person means any and all shares, equity interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or any Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Event of Default” shall have the meaning provided in Section 11.
          “Event of Loss” shall have the meaning provided in the Senior Notes Indenture as in effect on the Effective Date and without giving effect to any subsequent amendment, modification, supplement or waiver thereto (which terms together with the defined terms used therein are hereby incorporated by reference).

          “Excluded Taxes” shall have the meaning provided in Section 5.04(a).
          “Existing Indebtedness” shall have the meaning provided in Section 8.18.
          “Existing Intercompany Indebtedness” shall mean the TMS Intercompany Indebtedness, the Trico Cayman Intercompany Indebtedness and the Trico Supply Intercompany Indebtedness.
          “Fair Market Value” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
          “Forbearance Agreement” shall mean the Forbearance Agreement, dated as of September 2, 2010, by and among the Borrower and the holders of the Senior Notes party thereto.
          “Forbearance Period” shall mean the period beginning at 12:01 AM EST on June 17, 2010 and ending on the earliest to occur of (i) one year following such date, (ii) the effective date of a plan of reorganization for the Parent, Trico Cayman and/or Trico Holdco in the Parent Bankruptcy Case, (iii) the Forbearance Termination Date (as defined in the Third Amendment) and (iv) the Forbearance Termination Date (as defined in the Forbearance Agreement).
          “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “GAAP” shall have the meaning provided in Section 14.07(a).
          “Guaranteed Creditors” shall mean the Administrative Agent and each of the Lenders.
          “Guarantors” shall mean Holdings and each Subsidiary Guarantor.
          “Guaranty” shall mean the Holdings Guaranty and each Subsidiaries Guaranty.

          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
          “Holdings” shall have the meaning provided in the first paragraph of this Agreement.
          “Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 13.
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all Indebtedness of the types described in clause (i), (iii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iii) the aggregate amount of all Capitalized Lease Obligations of such Person, (iv) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (v) all Contingent Obligations of such Person with respect to Indebtedness of another Person and (vi) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include (x) trade payables and expenses accrued in the ordinary course of business or (y) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.
          “Indemnitees” shall have the meaning provided in Section 14.01.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
          “Investments” shall have the meaning provided in Section 10.06.
          “IRS” shall mean the Internal Revenue Service.
          “Lender” shall mean a Term Lender or collectively, the Term Lenders, as the context may require, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.12 or Section 14.04(b).

          “Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender to make available its portion of any Borrowing required to be made by it pursuant to the terms of this Agreement, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01 or 2.04 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii), and (iv) the failure of such Lender to make available its portion of any Term Loan Borrowing within one Business Day of the date that Lenders constituting the Required Lenders with Term Loan Commitments have funded their portion thereof.
          “Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Liquidity” shall have the meaning provided in Section 10.13.
          “Loans” shall mean, collectively, the Term Loans.
          “LTM Consolidated Cash Flow” shall have the meaning provided in Section 10.14.
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean a material adverse effect (w) on the rights or remedies of the Lenders under the Credit Documents, taken as a whole, (x) or the ability of the Credit Parties, taken as a whole, to perform its or their obligations to the Lenders or (y) on the property, assets, operations, liabilities or financial condition of the Credit Parties, taken as a whole.
          “Mortgaged Vessels” shall mean, at any time, the Vessels that are subject to a first priority vessel mortgage under the Security Documents. On the Effective Date, the Mortgaged Vessels shall be the Vessels set forth on Schedule XI hereto.
          “Non-Defaulting Lender” shall mean each Term Lender that is not a Defaulting Lender.
          “Non-US Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code.
          “Note” shall have the meaning provided in Section 2.05(a).
          “Notice of Borrowing” shall have the meaning provided in Section 2.03.

          “Notice Office” shall mean the office of the Administrative Agent located at 900 West Trade Street, Suite 725, Charlotte, North Carolina 28202, fax: 646-390-1764, email: BankLoansAgency@cantor.com, attention: Bobbie Young, with a copy to 110 East 59th Street, New York, New York 10022, fax: 917-677-8224, attention: Stephen Ewald, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or, to the extent related to the Loans, any other Credit Document.
          “OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et. seq.
          “Option Vessel” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
          “Parent” shall mean Trico Marine Services, Inc., a Delaware corporation.
          “Parent Bankruptcy Case” shall mean the bankruptcy case by Parent, Trico Cayman and/or Trico Holdco under Title 11 of the Bankruptcy Code or any other state or foreign bankruptcy statute.
          “Parent Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of June 11, 2010, among the Parent, the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Obsidian Agency Services, Inc., as administrative agent and as collateral agent, as amended, supplemented, modified, amended and restated and/or refinanced in whole or in part from time to time.
          “PATRIOT Act” shall have the meaning provided in Section 14.21.
          “Payment Office” shall mean the office of the Administrative Agent located at 110 East 59th Street, New York, New York 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Permitted Collateral Liens” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “Permitted Flag Jurisdiction” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).

          “Permitted Liens” shall have the meaning provided in the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto).
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title I or Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings or a Subsidiary of Holdings or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Projections” shall have the meaning provided in Section 8.05(d).
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds or licenses of land.
          “Register” shall have the meaning provided in Section 14.17.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
          “Replaced Lender” shall have the meaning provided in Section 2.12.
          “Replacement Lender” shall have the meaning provided in Section 2.12.
          “Required Lenders” shall mean, as of any date of determination, Term Lenders holding more than 50% of the sum of the outstanding unfunded Commitments plus the outstanding Term Loans on such date; provided, that the portion of the outstanding unfunded Commitments and Term Loans held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

          “Returns” shall have the meaning provided in Section 8.09.
          “SEC” shall mean the Securities and Exchange Commission.
          “Secured Creditors” shall mean the “Secured Parties” as defined in the Collateral Agency and Intercreditor Agreement.
          “Secured Obligations” shall have the meaning provided in the Collateral Agency and Intercreditor Agreement.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Security Documents” shall have the meaning provided in the Collateral Agency and Intercreditor Agreement.
          “Senior Notes” shall mean the 11.875% Senior Secured Notes of the Borrower, due November 1, 2014 issued pursuant to the Senior Notes Indenture.
          “Senior Notes Documentation” shall mean the Senior Notes and all other documents, instruments and agreements executed and delivered in connection with the Senior Notes, including the Senior Notes Indenture, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
          “Senior Notes Indenture” shall mean the Indenture, dated as of October 30, 2009, pursuant to which the Senior Notes have been issued, as supplemented by a First Supplemental Indenture dated as of June 25, 2010 and a Second Supplemental Indenture dated as of the Effective Date, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
          “Senior Notes Trustee” shall mean Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustee under the Senior Notes Indenture and any successor thereto.
          “Subsidiaries Guaranty” shall have the meaning provided in Section 6.10(a).
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
          “Subsidiary Guarantor” shall mean each Subsidiary of Holdings that executes and delivers any Subsidiaries Guaranty, unless and until such time as the respective Subsidiary is released from all of its obligations under any relevant Subsidiaries Guaranty in accordance with the terms and provisions thereof.

          “Taxes” shall have the meaning provided in Section 5.04(a).
          “Term Commitments” shall mean the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments.
          “Term Lenders” shall mean, collectively, the Tranche A Term Lenders and the Tranche B Term Lenders.
          “Term Loan Borrowing” shall mean a Tranche A Term Loan Borrowing or a Tranche B Term Loan Borrowing, as the context may require.
          “Term Loan Maturity Date” shall mean September 21, 2011.
          “Term Loans” shall mean, collectively, the Tranche A Term Loans and the Tranche B Term Loans.
          “Third Amendment” shall mean the Third Amendment and Forbearance Agreement to Credit Agreement dated as of June 29, 2010, which amended and modified the Working Capital Credit Agreement.
          “TMS Intercompany Indebtedness” shall mean the Indebtedness in the initial principal amount of $395,000,000 incurred by the Borrower from the Parent pursuant to a loan agreement dated May 15, 2008.
          “Total Commitments” shall mean the sum of the Total Tranche A Term Loan Commitments and the Total Tranche B Term Loan Commitments.
          “Total Tranche A Term Loan Commitment” shall mean, at any time, (i) $15,000,000 minus (ii) the sum of the aggregate amount of (x) any voluntary reductions to the Total Tranche A Term Loan Commitment made pursuant to Section 4.02 at or before such time and (y) mandatory reductions to the Total Tranche A Term Loan Commitment required to be made pursuant to Sections 4.03(c) through 4.03(e) at or before such time.
          “Total Tranche B Term Loan Commitment” shall mean, at any time, (i) $7,000,000 minus (ii) the sum of the aggregate amount of (x) any voluntary reductions to the Total Tranche B Term Loan Commitment made pursuant to Section 4.02 at or before such time and (y) mandatory reductions to the Total Tranche B Term Loan Commitment required to be made pursuant to Sections 4.03(c) through 4.03(e) at or before such time.
          “Tranche A Term Lender” shall mean each financial institution listed on Schedule I as a “Tranche A Term Lender”.
          “Tranche A Term Loan” shall have the meaning provided in Section 2.01(b).
          “Tranche A Term Loan Borrowing” shall mean the borrowing of Tranche A Term Loans from all the Tranche A Term Lenders (other than any Tranche A Term Lender which has not funded its share of a Tranche A Term Loan Borrowing in accordance with this Agreement) having Tranche A Term Loan Commitments on a given date.

          “Tranche A Term Loan Commitment” shall mean, for each Tranche A Term Lender, the amount set forth opposite such Tranche A Term Lender’s name in Schedule I hereto directly below the column entitled “Tranche A Term Loan Commitment,” as the same may be (x) reduced from time to time as a result of the acceleration of the Tranche A Term Loans, pursuant to Section 11 or (y) adjusted from time to time as a result of assignments to or from such Tranche A Term Lender pursuant to Section 2.12 or 14.04(b).
          “Tranche B Term Lender” shall mean each financial institution listed on Schedule I as a “Tranche B Term Lender”.
          “Tranche B Term Loan” shall have the meaning provided in Section 2.01(c).
          “Tranche B Term Loan Borrowing” shall mean the borrowing of Tranche B Term Loans from all the Tranche B Term Lenders (other than any Tranche B Term Lender which has not funded its share of a Tranche B Term Loan Borrowing in accordance with this Agreement) having Tranche B Term Loan Commitments on a given date.
          “Tranche B Term Loan Commitment” shall mean, for each Tranche B Term Lender, the amount set forth opposite such Tranche B Term Lender’s name in Schedule I hereto directly below the column entitled “Tranche B Term Loan Commitment,” as the same may be (x) reduced from time to time as a result of the acceleration of the Tranche B Term Loans or Section 11 or (y) adjusted from time to time as a result of assignments to or from such Tranche B Term Lender pursuant to Section 2.12 or 14.04(b).
          “Tranche B Term Loan Commitment Termination Date” shall mean October 1, 2010.
          “Transaction” shall mean, collectively, (i) the entering into of this Agreement and the amendments and supplements to the Credit Documents, the Working Capital Credit Documents and the Senior Notes Documentation to be entered into as a condition to this Agreement, (ii) the incurrence of Loans hereunder and (iii) the payment of fees and expenses in connection with the foregoing.
          “Trico Cayman” shall mean Trico Marine Cayman, L.P., a limited partnership organized under the laws of the Cayman Islands.
          “Trico Cayman Intercompany Indebtedness” shall mean the Indebtedness in the initial principal amount of $33,486,076.35 incurred by Holdings from Trico Cayman, acting through its general partner, Trico Holdco, pursuant to a loan agreement dated as of November 8, 2007, as amended.
          “Trico Holdco” shall mean Trico Holdco LLC, a Delaware limited liability company and the general partner of Trico Cayman.
          “Trico Supply Intercompany Indebtedness” shall mean the Indebtedness in the initial principal amount of $194,000,000 incurred by Holdings from Trico Marine Operators, Inc. pursuant to a promissory note dated November 8, 2007, as amended.

          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “United States” and “U.S.” shall each mean the United States of America.
          “Vessel” shall mean a multi-purpose service vessel, platform supply vessel, subsea platform supply vessel, supply vessel, trenching and protection support vessel, anchor handling, towing and supply vessel, crew boat, line handling vessel, tanker, bulk carrier, barge, container vessel, reefer vessel, tug boat, push boat, off shore supply vessel, floating storage production unit, barge and in general any floating craft whose purpose may be partially or wholly to (i) deploy, procure, process, transport, load, discharge, transfer or store lawful cargo, drilling products, water or fuel, (ii) transport crew, personnel or passengers or (iii) support construction, repair, maintenance and subsea work, and all related spares, stores, equipment, additions and improvement equipment related to such work whether it is attached to such vessel or not, in each case used in a Permitted Business (as defined in the Senior Note Indenture).
          “Vessel Mortgage” shall mean a first preferred mortgage and deed of covenants, as applicable, as such mortgage and deed of covenants may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Working Capital Credit Agreement” shall mean the Amended Credit Agreement, dated as of October 30, 2009, by and among the Borrower, Holdings, Trico Holdco, Trico Cayman, the Subsidiary Guarantors, the lenders party thereto from time to time, and Nordea Bank Finland PLC, New York Branch, as administrative agent, as amended by a First Amendment and Waiver to Credit Agreement dated as of March 15, 2010, a Second Amendment to Credit Agreement and Forbearance Agreement dated as of June 17, 2010, a Third Amendment to Credit Agreement and Forbearance Agreement dated as of June 29, 2010, a Fourth Amendment to Credit Agreement dated as of July 23, 2010, and a Fifth Amendment to Credit Agreement dated as of the Effective Date, and as further amended, restated, supplemented or otherwise modified from time to time.
          “Working Capital Credit Documents” shall mean the Working Capital Credit Agreement and the other Credit Documents (as defined in the Working Capital Credit Agreement).
          “Working Capital Specified Event of Default” shall mean the Specified Events of Default (as defined in the Third Amendment to the Working Capital Credit Agreement, as modified by the Fifth Amendment to the Working Capital Credit Agreement).
          “Yield Maintenance Fee” shall mean, with respect to any Lender’s Term Commitments, an amount equal to the excess (if any) of (a) the product of (i) 5% and (ii) such Lender’s Term Commitments on the Effective Date over (b) the aggregate amount of consent fees received by such Lender as a holder of Senior Notes or as a lender under the Working Capital Credit Agreement to consent to the Transaction.
          Section 2. Amount and Terms of Credit Facility.
          2.01 Loans and Commitments.

          (a) [Reserved]
          (b) Subject to and upon the terms and conditions set forth herein, each Tranche A Term Lender severally agrees to make on the Effective Date term loans (each a “Tranche A Term Loan”) requested by Borrower hereunder, which Tranche A Term Loans (A) shall be made and maintained in Dollars, (B) shall bear interest in accordance with Section 2.07, (C) may not be reborrowed if repaid, (D) shall not exceed for any Tranche A Term Lender at any time that aggregate principal amount outstanding which at such time equals the Tranche A Term Loan Commitment of such Tranche A Term Lender at such time, (E) shall not be required to be made by any Tranche A Term Lender if, after giving effect thereto, the Aggregate Tranche A Term Loan Exposure would exceed the then applicable Total Tranche A Term Loan Commitment, and (F) may only be drawn by the Borrower pursuant to one Borrowing on the Effective Date.
          (c) Subject to and upon the terms and conditions set forth herein, each Tranche B Term Lender severally agrees to make at any time on or after the Effective Date and prior to the Tranche B Term Loan Commitment Termination Date term loans (each a “Tranche B Term Loan”) requested by Borrower hereunder, which Tranche B Term Loans (A) shall be made and maintained in Dollars, (B) shall bear interest in accordance with Section 2.07, (C) may only be drawn by the Borrower on a date occurring prior to the Tranche B Term Loan Commitment Termination Date, (D) may not be reborrowed if repaid, (E) shall not exceed for any Tranche B Term Lender at any time that aggregate principal amount outstanding which at such time equals the Tranche B Term Loan Commitment of such Tranche B Term Lender at such time, (F) shall not be required to be made by any Tranche B Term Lender if, after giving effect thereto, the Aggregate Tranche B Term Loan Exposure would exceed the then applicable Total Tranche B Term Loan Commitment, (G) may only be drawn by the Borrower pursuant to one Borrowing after the Effective Date but prior to the Tranche B Term Loan Commitment Termination Date, (H) may only be drawn if prior to or concurrently with such Borrowing, all of the conditions precedent set forth in Section 7 have been satisfied or waived, and (I) shall not be required to be made by any Tranche B Term Lender if, after giving effect thereto, the Aggregate Term Loan Exposure would exceed the amount then permitted pursuant to Section 4.07(1) of the Senior Note Indenture at such time.
          2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of the Tranche A Term Loan Borrowing and the Tranche B Term Loan Borrowing shall be the full amount permitted to be funded hereunder on the date of each such Borrowing. More than one Borrowing may occur on the same date.
          2.03 Notice of Borrowing. (a) Whenever the Borrower desires to request (i) the Tranche A Term Loan Borrowing, the Borrower shall give the Administrative Agent at the Notice Office at least one day’s prior notice of the Tranche A Term Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 5:00 P.M. (New York City time) on such day, and (ii) the Tranche B Term Loan Borrowing, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of the Tranche B Term Loans to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of

Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A, appropriately completed to specify: (i) whether the requested Borrowing is a Tranche A Term Loan or a Tranche B Term Loan, as applicable, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), and (iv) to which account the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 2.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower prior to receipt of the Notice of Borrowing. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.
          2.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office and the Administrative Agent will make available to the Borrower (prior to 1:00 p.m. (New York time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent makes such corresponding amount available to the Borrower but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, at the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07. Nothing in this Section 2.04 shall be deemed to relieve any Lender of its obligation to make Loans hereunder or to prejudice any rights the Borrower may have against any Lender as a result of such Lender’s failure to make Loans hereunder.
          2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.17 and shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).
          (b) Each Note shall (i) be executed by the Borrower, (ii) be payable to such Lender and be dated the Effective Date (or, in the case of Notes issued after the Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Tranche A Term Loan Commitment or Tranche B Term Loan Commitment, as applicable, of such Lender on the Effective Date before giving effect to any reductions thereto on such date (or, in the case of Notes issued after the Effective Date, be in a stated principal amount equal to the Tranche A Term Loan Commitment or Tranche B Term Loan Commitment, as applicable, of such Lender on the date of the issuance thereof) and be payable in the principal amount of the Loans evidenced thereby, (iv) with respect to each Loan evidenced thereby, be payable in Dollars, (v) mature on the Term Loan Maturity Date, (vi) bear interest as provided in Section 2.07, (vii) be subject to voluntary prepayment and mandatory repayment as provided in Sections 5.01 and 5.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.
          (d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans; provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.
          2.06 Pro Rata Borrowings. All Borrowings of (i) Tranche A Term Loans under this Agreement shall be incurred from the Tranche A Term Lenders pro rata on the basis of their Tranche A Term Loan Commitments and (ii) Tranche B Term Loans under this Agreement shall be incurred from the Tranche B Term Lenders pro rata on the basis of their Tranche B Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          2.07 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall be equal to 13.50% per annum.
          (b) After the occurrence and during the continuance of any Event of Default, interest shall accrue on all Obligations (in the case of interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate equal to 2% above the otherwise then-applicable interest rate for Term Loans. Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent or the Required Lenders.
          Default interest (if unpaid) will be compounded monthly with respect to Term Loans but will remain immediately due and payable.
          (c) Accrued (and theretofore unpaid) interest in respect of Term Loans shall be payable on the first day of each calendar month, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (d) All calculations of interest shall be based on a 360-day year and actual days elapsed.
          2.08 [Reserved].
          2.09 Increased Costs, Illegality, etc. If any Lender shall have determined that the adoption or effectiveness, after the Effective Date, of any applicable law, rule or regulation regarding capital adequacy, or any change after the Effective Date therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such other corporation’s capital or assets as a consequence of such Lender’s Commitments hereunder or its obligations hereunder to the Borrower to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the next succeeding sentence of this clause (c), such Borrower agrees (to the extent applicable) to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation. Each Lender, upon determining in good faith (and using reasonable averaging and attribution methods) that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth such Lender’s basis for asserting its rights under this Section 2.09(c) and the calculation, in reasonable detail, of such additional amounts claimed hereunder, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.09(c) upon the subsequent receipt of such notice. A Lender’s good faith determination of compensation owing under this Section 2.09(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.
          2.10 [Reserved].
          2.11 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 5.04 with respect to such Lender, it will, if requested by the Borrower use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 5.04.
          2.12 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 14.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right to either replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that:
     (i) at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the

Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 4.01; and
     (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid by the Borrower in full to such Replaced Lender concurrently with such replacement.
          Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 5.04, 12.06 and 14.01), which shall survive as to such Replaced Lender.
          Section 3. [Reserved]
          Section 4. Fees and Commissions; Reductions of Commitment.
          4.01 Fees. The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such fees as have been agreed to in writing by the Borrower and the Administrative Agent.
          4.02 Voluntary Termination of Unutilized Commitments. Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Tranche B Term Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Total Tranche B Term Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Tranche B Term Loan Commitment of each Tranche B Term Lender.
          4.03 Mandatory Reduction of Commitments. The Total Tranche A Term Loan Commitment (and the Tranche A Term Loan Commitment of each Lender) shall terminate in its entirety on the Effective Date, after giving effect to all Borrowings of Tranche A Term Loans on such date. The Total Tranche B Term Loan Commitment (and the Tranche B Term Loan Commitment of each Lender) shall terminate in its entirety on the Tranche B Term Loan Commitment Termination Date, after giving effect to all Borrowings of Tranche B Term Loans on such date.
          Section 5. Prepayments; Payments; Taxes; Voluntary Prepayments.

          5.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:
     (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders;
     (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is reasonably acceptable to the Administrative Agent;
     (iii) each prepayment pursuant to this Section 5.01 shall be accompanied by a payment of an amount equal to the Deferred Fee determined for the prepayment date with respect to the principal amount so prepaid; and
     (iv) each prepayment pursuant to this Section 5.01 in respect of any Loans (including payment of the Deferred Fee) shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Loans pursuant to this Section 5.01, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Loan of a Defaulting Lender.
          5.02 Mandatory Repayments. (a) The Borrower shall apply 100% of the proceeds of any Collateral Disposition to the repayment of the outstanding principal amount of the Term Loans. The provisions of this Section do not constitute a consent to the consummation of any Collateral Disposition not permitted by Section 10.02.
          (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Term Loans shall be repaid in full on the Term Loan Maturity Date.
          (c) With respect to each repayment of Term Loans required by this Section 5.02, or with respect to the principal amount of any Term Loans that has become or is declared to be immediately due and payable pursuant to Section 11, in each case, each such principal repayment to the Term Lenders shall be accompanied by payment of an amount equal to the Deferred Fee determined for the prepayment date with respect to the principal amount so prepaid.
          5.03 Method and Place of Payment. Except as otherwise specifically provided herein, (a) all Obligations under this Agreement and under any Note shall be the obligation of the Borrower and (b) all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 10:00 A.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 10:00 A.M. (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          5.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed (in lieu of net income taxes), by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the principal office or applicable lending office of the Administrative Agent or the Lender, as the case may be, is located, and (iii) in the case of a Non-US Lender, any withholding tax that is imposed on amounts payable to such Non-US Lender at the time such Non-US Lender designates a new lending office or is attributable to such Non-US Lender’s failure to comply with Section 5.04(b), except to the extent that such Non-US Lender was entitled at the time of the designation of the new lending office to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a) (collectively, the “Excluded Taxes”)), and all interest, penalties or similar liabilities with respect to such non-Excluded Taxes, levies, imposts, duties, fees, assessments or other charges (all such non-Excluded Taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are required to be deducted or withheld, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence of such payment reasonably acceptable to the Administrative Agent. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that, no Lender shall be indemnified for any Taxes hereunder unless such Lender shall make written demand on the Borrower for reimbursement hereunder no later than 180 days after the earlier of (i) the date on which such Lender makes payment of such Taxes and (ii) the date on which the relevant jurisdiction or any political subdivision or taxing authority thereof makes initial written demand upon such Lender for payment of such Taxes.

          (b) Each Lender agrees to use reasonable efforts (consistent with the legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information, in each case, as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 5.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).
          (c) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided, however, that (i) the Administrative Agent or Lender, as the case may be, may determine, in its sole discretion consistent with the policies of the Administrative Agent or Lender, as the case may be, whether to seek a refund; and (ii) the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.
          Section 6. Conditions Precedent to the Effective Date. The obligation of each Lender to make Loans on and after the Effective Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:
          6.01 Execution of Agreement; Notes. On or prior to the Effective Date, (x) this Agreement shall have been executed and delivered as provided in Section 14.10 and (y) there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested same, the appropriate Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
          6.02 Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the conditions set forth in Sections 6.03, 6.06, 6.09, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 and 6.20 are satisfied on the Effective Date (to the extent that, in each case, such conditions are not required to be acceptable (reasonably or otherwise) to the Administrative Agent).
          6.03 Fees, etc. On or prior to the Effective Date, the Borrower shall have paid to the Administrative Agent and the Lenders the Yield Maintenance Fee and all other costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of outside counsel to the Administrative Agent and the Required Lenders) payable to the Administrative Agent and the Lenders to the extent then due.
          6.04 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (i) from Vinson & Elkins L.L.P., special counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) from Higgs & Johnson, Bahamian counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (iii) from Seward & Kissel LLP, Vanuatu maritime counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-3 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (iv) from Mackinnons, UK counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-4 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (v) from TozziniFreire Advogados, Brazilian counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-5 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (vi) [Reserved], (vii) from Cains, Isle of Man maritime counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-7 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (viii) from Nauta Dutilh, Dutch counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-8 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ix) from Bugge, Arentz-Hansen & Rasmussen, Norwegian counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-9 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (x) [Reserved], (xi) from Pinedo Abogados, Mexican counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-11 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (xii) from Mackinnons, Scottish counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-12 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
          6.05 Corporate Documents; Proceedings; etc. On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such entity, and attested to by the Secretary or any Assistant Secretary (or if such entity does not have a Secretary or Assistant Secretary, any other officer or director of such entity) of such entity, substantially in the form of Exhibit E, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such entity and the resolutions of such entity referred to in such certificate, and each of the foregoing shall be reasonably acceptable to the Administrative Agent.
          6.06 Indebtedness. Except for the Existing Indebtedness set forth on Schedule VI, on the Effective Date, neither Holdings nor any other Credit Party has any outstanding preferred equity, or Indebtedness, except for Indebtedness incurred pursuant to this Agreement, the Working Capital Credit Agreement and the Senior Notes, and all equity interests of each Subsidiary Guarantor shall be owned directly or indirectly by the Borrower, in each case free and clear of Liens (other than Permitted Liens) and all equity interests of the Borrower shall be owned directly or indirectly by Holdings free and clear of Liens (other than Permitted Liens).
          6.07 Security Documents. On or prior to the Effective Date, the Parent, Trico Holdco, Trico Cayman and each of the Credit Parties shall have duly authorized, executed and delivered each of the Security Documents (and the related instruments referred to therein) listed on Schedule X in form and substance reasonably acceptable to the Required Lenders.
          6.08 [Reserved].
          6.09 Approvals. On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the making of the Loans and the performance by the Credit Parties of the Credit Documents. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified, prohibiting or imposing materially adverse conditions upon the making of the Loans or the performance by the Credit Parties of their obligations under the Credit Documents.
          6.10 Subsidiaries Guaranty. On the Effective Date, each Subsidiary of Holdings (other than the Borrower) shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”), which shall be in full force and effect.
          6.11 Litigation. Except as set forth on Schedule XV, on the Effective Date, no actions, suits, investigations or proceedings of any Credit Party by any entity (private or governmental) shall be pending or, to the knowledge of any Credit Party, (x) threatened with respect to any Credit Document, or (y) which could be reasonably to have a Material Adverse Effect.
          6.12 Environmental Laws. On the Effective Date, there shall not exist any condition or occurrence on or arising from any property owned or operated or occupied by the Borrower or any of its Subsidiaries that (i) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law that has had, or could reasonably be expected to have, a Material Adverse Effect or (ii) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries and such Environmental Claim could reasonably be expected to have, a Material Adverse Effect.
          6.13 Material Adverse Effect. On the Effective Date and after giving effect to the related Borrowing, except for the Parent Bankruptcy Case and as otherwise disclosed in public filings made on or prior to the Effective Date, nothing shall have occurred since June 30, 2010 that, in the commercially reasonable judgment of the Term Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect.
          6.14 No Conflicts; Margin Regulations. (a) The consummation of the Transaction on the Effective Date shall not have resulted in any material conflict with, or any material default under, any material agreement of Holdings or any Subsidiary thereof.
          (b) On the Effective Date, all Loans shall be in full compliance with all applicable requirements of law including, but without limitation, the provisions of Regulations U and X of the Board of Governors of the Federal Reserve System.
          6.15 Working Capital Credit Agreement Amendment. On the Effective Date, an amendment to the Working Capital Credit Agreement in the form of Exhibit J shall have been executed and delivered by the parties thereto and shall be in full force and effect.
          6.16 Collateral Agency and Intercreditor Agreement Amendment. On the Effective Date, an amendment and restatement to the Collateral Agency and Intercreditor Agreement in the form of Exhibit K shall have been executed and delivered by the parties thereto and shall be in full force and effect.
          6.17 Senior Notes Indenture Supplement. On the Effective Date, a supplement to the Senior Notes Indenture in the form of Exhibit L shall have become effective in accordance with its terms.
          6.18 Business Plan and Projections. On or prior to the Effective Date, the Administrative Agent shall have received an updated business plan and projections (including,

without limitation, a projected 13-week cash flow statement), which business plan and projections shall be satisfactory to the Required Lenders.
          6.19 Insurance. On or prior to the Effective Date, the Administrative Agent shall have received proof of insurance customary for companies such as the Credit Parties, which proof of insurance shall be reasonably satisfactory to the Required Lenders.
          6.20 Agent for Service of Process. On or prior to the Effective Date, the Administrative Agent shall have received evidence that CT Corporation Service Company has accepted its designation as designee, appointee and agent for the purposes of Section 14.08.
          6.21 Court Orders. On or prior to the Effective Date, the United States Bankruptcy Court for the District of Delaware shall have entered an order authorizing each of Parent, Trico Holdco and Trico Cayman to carry out the Transaction and perform their obligations hereunder and under the other documents entered into by them in connection with the Transaction, and the performance of such obligations by each of Parent, Trico Holdco and Trico Cayman have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part.
          Section 7. Conditions Precedent to each Credit Event. The obligation of each Lender to make Loans on the date of each Credit Event (including the Effective Date) is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:
          7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default, (ii) all representations and warranties of the Credit Parties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (iii) all representations and warranties of the Parent, Trico Holdco and Trico Cayman contained in any Credit Document with respect to organization, authority, execution and enforceability shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          7.02 Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing required by Section 2.03(a).
          7.03 Post-Effective Date Deliverables. On or prior to the date of the Tranche B Term Loan Borrowing, the Credit Parties shall have delivered each of the amendments, agreements and opinions required to be delivered on or prior to the date of the Tranche B Term Loan Borrowing pursuant to Section 9.14.

          7.04 Approved Budget. Solely with respect to the Tranche B Term Loan Borrowing, the Credit Parties shall have complied with the Approved Budget to the extent required by Section 10.16.
          7.05 Approved Restructuring Plan. Solely with respect to the Tranche B Term Loan Borrowing, the Borrower shall have agreed to an Approved Restructuring Plan.
     The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the conditions specified in Sections 6 and 7 applicable to such Credit Event have been satisfied or waived as of that time. All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Sections 6 and 7 unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of Holdings and the Borrower makes the following representations, warranties and agreements on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
          8.01 Corporate/Limited Liability Company/Limited Partnership Status. Each Credit Party (i) is duly organized and validly existing, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          8.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’

rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of Holdings or its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which Holdings or its Subsidiaries is a party or by which it or any material portion of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of Holdings or its Subsidiaries.
          8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, Holdings or its Subsidiaries to authorize, or is required to be obtained or made by, or on behalf of, Holdings or its Subsidiaries in connection with, (i) the execution, delivery and performance of any Credit Document (other than such filings, recordations or registrations as may be required to perfect a Lien in the Collateral granted pursuant to the Security Documents) or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
          8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The unaudited consolidated balance sheet of Holdings and its Subsidiaries as of June 30, 2010 and for the fiscal year ended on December 31, 2009, and the related consolidated statements of income, cash flows and shareholders’ equity of Holdings and its Subsidiaries for such fiscal year or fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of Holdings and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied.
          (b) Each Credit Party has received reasonably equivalent value from the Lenders for the Liens granted by it on the Collateral to secure the Obligations.
          (c) Except as fully disclosed in the balance sheets delivered pursuant to Section 8.05(a) or as disclosed in public filings disclosed on or before the Effective Date, there were as of the Effective Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Credit Parties, taken as a whole. As of the Effective Date neither Holdings nor the Borrower knows of any reasonable basis for the assertion against any Credit Party of any liability or obligation of any nature that is not fully disclosed (including, without limitation, as to the amount thereof) in the balance sheets delivered pursuant to Section 8.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (d) On and as of the Effective Date, detailed projected consolidated financial statements of the Borrower for the five fiscal years ended after January 1, 2010 (the “Projections”) which have been delivered to the Administrative Agent and the Lenders prior to the Effective Date were prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in any of the Projections which are based upon or include information known to Holdings to be misleading in any material respect or which fail to take into account material information known to Holdings regarding the matters reported therein; it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projected results.
          (e) Other than the Parent Bankruptcy Case and as otherwise disclosed in public filings made by the Borrower or Parent on or prior to the Effective Date, since June 30, 2010, no event has occurred or other circumstances arisen that has had, or could reasonably be expected to have, a Material Adverse Effect.
          8.06 Litigation. Except as set forth on Schedule XV, there are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened (A) with respect to (i) any Mortgaged Vessel or (ii) any Credit Document, or (B) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender (other than Projections or other forward-looking statements) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender (other than Projections or other forward-looking statements), will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
          8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans shall be used solely (i) to fund operating expenses and other working capital needs of the Credit Parties in accordance with the Approved Budget, (ii) to pay transaction costs, fees and expenses incurred in connection with the Transaction, and (iii) to pay for costs and expenses of Parent, Trico Holdco and Trico Cayman allocated to the Borrower or its Subsidiaries in accordance with the Approved Budget; provided, that the costs and expenses described in this clause (iii) shall be set forth in the Approved Budget as separate line items.

          (b) No proceeds of any Credit Event will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.
          8.09 Tax Returns and Payments. Holdings and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries as a whole for the periods covered thereby. Holdings and each of its Subsidiaries have paid all taxes and assessments payable by them, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Parent and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings and its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule IV, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).
          8.10 Compliance with ERISA. (a) Schedule IV sets forth, as of the Effective Date, the name of each Plan and Foreign Pension Plan. Neither Holdings nor any of its Subsidiaries nor any ERISA Affiliate has ever sponsored, maintained, made any contributions to or has any liability in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; each Plan has been maintained and operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, except as would not reasonably be expected to result in a Material Adverse Effect, including but not limited to the provisions thereunder respecting prohibited transactions. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. All material contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of Holdings and its Subsidiaries. Neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has pending, or is considering filing, an application under the IRS Employee Plans Compliance

Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened. Except as would not result in a Material Adverse Effect, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. Holdings, any Subsidiary of Holdings or any ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person other than for benefits accrued prior to the date of such termination. Holdings and each of its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would result in a Material Adverse Effect.
          (b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, except as would not result in a Material Adverse Effect, and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.
          8.11 The Security Documents. Each Security Document creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens other than Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for UCC financing statements, certain filings and recordings required to be made pursuant to Norwegian law and the laws of other foreign jurisdictions in which any of the Credit Parties is organized, and certain filings and recordings of mortgages and related documents required to be made in the relevant mortgage registries and upon the filing of such UCC financing statements, and such other filings and recordings in respect of mortgages and related documents and as may be required under Norwegian law or the laws of other foreign jurisdictions in which any of the Credit Parties is organized or a Mortgaged Vessel is flagged, each in the appropriate office or registry therefore, the Collateral Agent shall have a perfected, first-priority security interest in and Lien on the collateral described therein to the extent such security interest and Lien may be perfected thereby.
          8.12 Subsidiaries. On the Effective Date, Holdings will have no Subsidiaries other than those Subsidiaries listed on Schedule V (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the Effective Date).
          8.13 Compliance with Statutes, etc. Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, Environmental Laws), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.14 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          8.15 Environmental Matters. (a) Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings and its Subsidiaries, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Mortgaged Vessel, Real Property or other facility owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Mortgaged Vessel formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). All licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries under any Environmental Law have been secured and Holdings and each Subsidiary are in compliance therewith. To the knowledge of Holdings, there are no facts, circumstances, conditions or occurrences in respect of any Mortgaged Vessel, Real Property or other facility owned or operated by Holdings or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against Holdings, any of its Subsidiaries or any Mortgaged Vessel, Real Property or other facility owned by Holdings or any of its Subsidiaries, or (ii) to cause such Mortgaged Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.
          (b) Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Credit Event been generated, used, treated or stored on, or transported to or from, or Released on or from, any Mortgaged Vessel, Real Property or other facility owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings, any property adjoining or adjacent to any Real Property or other facility, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

          (c) Notwithstanding anything to the contrary in this Section 8.15, the representations and warranties made in this Section 8.15 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.16 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to Holdings’ knowledge, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to Holdings’ knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to Holdings’ knowledge, threatened against Holdings or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.17 Patents, Licenses, Franchises and Formulas. Each Credit Party owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          8.18 Indebtedness. Schedule VI sets forth a list of all Indebtedness (excluding the Obligations and other items of Indebtedness that are permitted by Section 10.04 (other than under clause (iii) thereof)) of Holdings and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness”), in each case showing the approximate aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.
          8.19 Insurance. The Borrower has previously delivered to the Administrative Agent and the Term Lenders a list of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.
          8.20 Properties. The Credit Parties have good and marketable title to all Collateral owned by them, including all property reflected in the balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement or otherwise with the consent of the Required Lenders), free and clear of all Liens, other than Permitted Liens.
          8.21 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule VII sets forth, as of the Effective

Date, the legal name, the type of organization, the jurisdiction of organization and the organizational identification number (if any) of each Credit Party and whether or not such Credit Party is a registered organization.
          8.22 Concerning the Mortgaged Vessels. Each Mortgaged Vessel (other than those in lay-up) is operated in compliance with all applicable law, rules and regulations (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect). Each Mortgaged Vessel is owned by a Borrower or a Subsidiary Guarantor.
          8.23 Citizenship. Each Credit Party which owns or operates one or more Mortgaged Vessels is, or will be, qualified to own and operate such Mortgaged Vessels under the laws of a Permitted Flag Jurisdiction.
          8.24 Vessel Classification. Each Mortgaged Vessel is classified with a classification society listed on Schedule III hereto or another internationally recognized classification society reasonably acceptable to the Administrative Agent and the Required Lenders, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Vessel Mortgages.
          8.25 No Immunity. Holdings does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.
          8.26 Fees and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due. The choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.
          8.27 Form of Documentation. Each of the Credit Documents is in proper legal form under the laws of the applicable Permitted Flag Jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the applicable Permitted Flag Jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the applicable Permitted Flag Jurisdiction, except as have been made, or will be made, in accordance with Section 9.11(c).

          Section 9. Affirmative Covenants. Holdings and the Borrower hereby covenant and agree that on and after the Effective Date and until the Total Commitments have been terminated and no Notes are outstanding and all Loans, together with interest, fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          9.01 Information Covenants. Holdings will furnish to the Administrative Agent (and the Administrative Agent shall provide copies to the Lenders):
          (a) Monthly Financial Statements. Within 30 days after the close of each fiscal month of Holdings (other than each March, June, September and December, for which the applicable period shall be 45 days), the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such monthly accounting period and the related consolidated statements of income and retained earnings for such monthly accounting period, in each case setting forth comparative figures for the corresponding monthly accounting period in the prior fiscal year and comparable budgeted figures for such monthly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(g) or as of the Effective Date, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
          (b) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings (i) (x) the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(e), (y) in a footnote to the consolidated balance sheet of the Parent and its Subsidiaries, quarterly unaudited condensed consolidated financial information of Holdings and unaudited condensed unconsolidated financial information of the Borrower for the same periods, in addition to the financial information required to comply with Rule 3-10 of Regulation S-X under the Securities Act, all of which shall be certified by the chief financial officer of the Parent that they fairly present in all material respects in accordance with GAAP the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (z) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period and (ii) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its

Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
          (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings (i) (x) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and, in the case of the balance sheets of the Parent and related statements of income and retained earnings and cash flows, certified on an unqualified basis (whether as to scope of audit, going concern or otherwise) by PricewaterhouseCoopers or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders (provided that such accountant’s certification for the fiscal year ending on December 31, 2010 may have a going concern qualification), and, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, accompanied by a report of such accounting firm stating that in connection with its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default relating to financial or accounting matters which has occurred and is continuing has come to the attention of such accounting firm or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (it being understood that such accounting firm shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations), (y) in a footnote to the consolidated financial statements of the Parent and its Subsidiaries, annual audited condensed consolidated financial information of Holdings and audited condensed unconsolidated financial information of the Borrower for the same periods, in addition to the financial information required to comply with Rule 3-10 of Regulation S-X under the Securities Act and (z) management’s discussion and analysis of the important operational and financial developments during such fiscal year and (ii) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and, in the case of the balance sheets of the Borrower and related statements of income and retained earnings and cash flows, certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.
          (d) Management Letters. Promptly after any Credit Party’s receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
          (e) Budgets. No later than 30 days following the first day of each fiscal year of Holdings (beginning with Holdings’ fiscal year commencing on January 1, 2011), a budget in form reasonably satisfactory to the Administrative Agent and the Required Lenders (including budgeted statements of income for Holdings and its Subsidiaries on a consolidated basis) (i) for each of the four quarters of such fiscal year prepared in detail and (ii) for the three immediately succeeding fiscal years prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

          (f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and 9.01(b) a compliance certificate from the chief financial officer or managing director of Holdings substantially in the form of Exhibit E certifying on behalf of Holdings that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof.
          (g) Cash Flow Forecast/Budget Update. No later than Thursday of each calendar week, based on information available, and projections made, as of the last Business Day of the immediately preceding calendar week, an updated cash flow projection for the 13-week period beginning on the calendar week in which such projection is due, which projection shall include a variance report describing in reasonable detail the variance(s) in actual cash flow from (x) projected cash flow for the week ended on such last Business Day and (y) the Approved Budget.
          (h) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, (iii) any Event of Loss in respect of any Mortgaged Vessel and (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (i) Environmental Matters. As soon as possible, and in any event within ten Business Days after, Holdings obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
     (i) any Environmental Claim pending or threatened in writing against Holdings or any of its Subsidiaries or any Mortgaged Vessel owned, operated or occupied by the Borrower or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any Vessel owned, operated or occupied by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim in excess of $5,000,000 against Holdings or any of its Subsidiaries or any Mortgaged Vessel;
     (iii) any condition or occurrence on any Mortgaged Vessel owned, operated or occupied by Holdings or any other Credit Party that could reasonably be expected to cause such Mortgaged Vessel to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or such Subsidiary of such Mortgaged Vessel under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the Release of any Hazardous Material on any Mortgaged Vessel owned, operated or occupied by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA or OPA, as the case may be.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto. In addition, the Borrower will provide the Administrative Agent such reasonable additional information as may be requested by the Administrative Agent and/or the Required Lenders.
          (j) Senior Notes Documentation. Promptly upon the delivery thereof, copies of any notice, certificate, opinion or other related document is delivered to the Senior Notes Trustee or the Collateral Agent pursuant to the Senior Notes Documentation.
          (k) Appraisal Reports. Together with the balance sheets delivered pursuant to Section 9.01(b), Appraisals for each Mortgaged Vessel of recent date from two Approved Appraisers. All such Appraisals shall be conducted by, and made at the expense of, the Borrower.
          (l) Approved Budget. At the end of the fourth week following the effectiveness of an Approved Budget, a copy of an updated budget for the subsequent 13-week period, which updated budget shall be designated as an Approved Budget (i) no later than 10 Business Days prior to the expiration of the Approved Budget in effect at such time and (ii) only with the approval of the Required Lenders or the financial advisors to the Required Lenders.
          (m) Other Information. Promptly after the filing or delivery thereof, copies of any filings and registrations with, and reports to, the SEC by the Parent, the Borrower or any of their Subsidiaries which are Credit Parties and copies of all financial statements, proxy statements, notices and reports as the Parent, the Borrower or any of their Subsidiaries which are Credit Parties shall send generally to holders of their capital stock or of any of its Indebtedness, in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.
          9.02 Books, Records and Inspections. Holdings will, and will cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. Holdings will, and will cause each other Credit Party to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, under guidance of officers of Holdings or any Credit Party, any of the properties of the Credit Parties, and to examine the books of account of the Credit Parties and discuss the affairs, finances and accounts of the Credit Parties with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examination shall occur no more frequently that twice per calendar year.
          9.03 Maintenance of Property; Insurance. Holdings will, and will cause each other Credit Party to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the vessels owned by Holdings and its Subsidiaries in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times (x) cause insurance of the types and in the amounts described in Schedule XII hereto to be maintained and (y) comply with the insurance requirements of the Vessel Mortgages, the other Security Documents and the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any amendment, modification, supplement or waiver thereto) and to cause the Administrative Agent and the Lenders to be additional insureds under its insurance policies.
          9.04 Existence; Franchises. Holdings will, and will cause each other Credit Party, to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales or other dispositions of assets, consolidations, mergers, dissolutions or liquidations by or involving Holdings or any other Credit Party which are permitted in accordance with Section 10.02 or (ii) the withdrawal by Holdings or any other Credit Party of its qualification as a foreign corporation, partnership, or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.06 Compliance with Environmental Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws, except such non-

compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with all Mortgaged Vessel permits issued pursuant to Environmental Laws applicable to, or required by, the ownership or use of any Mortgaged Vessel now or hereafter owned, operated or occupied by the Borrower or any of its Subsidiaries (except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and will pay or cause to be paid all costs and expenses incurred in connection with maintaining such compliance (except to the extent being contested in good faith), and will keep or cause to be kept each such Mortgaged Vessel free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens arising from any cost or other obligation arising under Environmental Law that Holdings or such Subsidiary is contesting in good faith). Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Mortgaged Vessel now or hereafter owned or operated or occupied by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or Mortgaged Vessels except in compliance in all material respects with all applicable Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the Mortgaged Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.
          9.07 ERISA. As soon as possible and, in any event, within ten (10) days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary or ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such Credit Party or ERISA Affiliate from any government agency, or a Plan participant with respect thereto: that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; or that Holdings or any Subsidiary of Holdings may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan, or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996. Upon request by the Administrative Agent or any Lender, the Borrower will deliver to the Administrative Agent or each such Lender, as the case may be, a complete copy of the annual report (on IRS Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the IRS and all communications received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of Holdings, any Subsidiary of Holdings or any ERISA Affiliate. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to any government agency, and any notices received by

Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan from any government or governmental agency shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to any government agency or such notice has been received by Holdings, such Subsidiary or the ERISA Affiliate, as applicable. Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.
          9.08 End of Fiscal Years. Holdings will cause each of its, and each of its Subsidiaries’ (x) fiscal years to end on December 31st of each year and (y) fiscal quarters to end on March 31, June 30, September 30, and December 31.
          9.09 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.10 Payment of Taxes. Holdings will, and will cause each other Credit Party to, pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Credit Party not otherwise permitted under Section 10.01(i); provided that no Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
          9.11 Additional Security; Additional Guarantors; Further Assurances. (a) Holdings will, and will cause each other Credit Party to, at any time and from time to time, at the expense of the Borrower or such other Credit Party, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Administrative Agent and/or the Required Lenders may reasonably require, to perfect and protect any Lien granted or purported to be granted under the Security Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, each Credit Party will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent and/or the Required Lenders may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.
          (b) Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such

Credit Party, where permitted by law. The Collateral Agent will promptly send such Credit Party a copy of any financing or continuation statements which it may file without the signature of such Credit Party and the filing or recordation information with respect thereto.
          (c) Holdings will cause each Subsidiary of the Parent which guarantees, or provides any collateral security for, the Senior Notes or the obligations under the Working Capital Credit Agreement that is created or acquired after the Effective Date to promptly execute and deliver a counterpart to the Subsidiaries Guaranty, the Collateral Agency and Intercreditor Agreement (if applicable) and each applicable Security Document and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent and/or the Required Lenders may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel), in each case to the reasonable satisfaction of the Administrative Agent and the Required Lenders.
          (d) Holdings will, and will cause each of its Subsidiaries to, grant a first priority perfected security interest securing the Obligations in the Collateral and in connection therewith shall provide the Administrative Agent with (x) opinions of counsel covering such matters as the Administrative Agent or the Required Lenders shall reasonably request and (y) copies of all documents and agreements delivered to the Collateral Agent and/or the Senior Notes Trustee with respect thereto.
          9.12 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.
          9.13 Flag of Mortgaged Vessels; Vessel Classifications; Management. (a) The Borrower will, and will cause each of its Subsidiaries (x) to comply with the requirements of Section 4.26 of the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto) and (y) not to change the flag of any Mortgaged Vessel without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld).
          (b) The Borrower will, and will cause each of its Subsidiaries to, insure that the representation set forth in Section 8.24 is true and correct in all respects.
          9.14 Post-Effective Date Deliverables. On or prior to October 20, 2010 (or, if an alternate date is specified on Schedule XIII, such alternate date), the Borrower will deliver to the Lenders, as applicable (i) each of the amendments, financing statements and opinions of counsel listed on Schedule XIII, and (ii) any other agreements, financing statements or amendments reasonably requested by the Term Lenders, the Administrative Agent or the Collateral Agent to the extent necessary in order to obtain opinions of counsel reasonably acceptable to the Required Lenders. In addition, the Borrower acknowledges that certain items required to be delivered as a condition precedent to the Effective Date (including, without limitation, those items listed on Schedule XIII) (all such items, the “Undelivered Closing Items”) were not delivered or were delivered in a form that was not satisfactory to the Lenders and that, based on the agreement of the Borrower set forth in the next sentence, the Lenders agreed to waive delivery of the Undelivered Closing Items as a condition to the Effective Date. In consideration for the waiver of the Lenders set forth in the immediately preceding sentence, Borrower agrees that on or prior to October 20, 2010 (or, if an alternate date is specified on Schedule XIII, such alternate date), the Borrower shall deliver all Undelivered Closing Items.
          9.15 Approved Restructuring Plan. The Borrower will use its best efforts (subject to the directors’ fiduciary duties and the Lenders’ obligation to negotiate in good faith) to have an Approved Restructuring Plan adopted by October 1, 2010 and shall comply with such plan at all times thereafter.
          Section 10. Negative Covenants. Holdings hereby covenants and agrees that on and after the Effective Date and thereafter for so long as this Agreement is in effect and until all the Total Commitments have been terminated, no Notes are outstanding and all Loans, together with interest, fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          10.01 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to (i) any Collateral, other than Permitted Collateral Liens and (ii) any other assets, other than Permitted Liens.
          10.02 Merger, Consolidation or Sale of Assets, Etc. (a) Holdings will, and will cause its Subsidiaries to comply with the requirements of Section 5.01 of the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto), provided that (x) all references to “Default” or “Event of Default” under said Section shall be deemed to be references to Default or Event of Default under this Agreement and (y) all requirements that a Person assumes obligations under the Senior Notes Indenture and related documents under said Section shall be deemed to require that such Person assumes obligations under the Credit Documents.
          (b) Holdings will not, and will not permit any Subsidiary to, consummate any Asset Sale (including a Collateral Disposition) unless (x) such Asset Sale is permitted pursuant to Sections 4.10 and 4.11, as applicable, of the Senior Notes Indenture (as in effect on the Effective Date and without giving effect to any further amendment, modification, supplement or waiver thereto), (y) the requirements of such Sections and with Section 4.24 of the Senior Notes Indenture (as so in effect) with respect thereto are fully complied with, and (z) 100% of the proceeds of any such Collateral Disposition are used to repay the Term Loans in accordance with Section 5.02(b); provided, that no Asset Sale of any Vessel shall be permitted by this Section 10.02(b) without the consent of the Required Lenders.
          (c) Holdings will not, and will not permit any of its Subsidiaries to, receive Refund Proceeds or Net Event of Loss Proceeds (as each such term is defined in the Senior Notes Indenture as in effect on the Effective Date and without giving effect to any amendment, modification, supplement or waiver thereto) unless the provisions of Section 4.10 of the Senior Notes Indenture (as in effect) with respect thereto are fully complied with.

          10.03 Dividends. Holdings shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:
     (i) any Subsidiary of the Borrower may pay Dividends to its parent company (including the Borrower) and any Subsidiary of the Borrower; and
     (ii) the Borrower and its Subsidiaries may make payments in cash to or on behalf of Parent, Trico Cayman, Trico Holdco and Holdings solely in accordance with Section 8.08(a)(iii).
          10.04 Indebtedness. Holdings shall not, and shall not permit any of its Subsidiaries to, incur, assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness incurred pursuant to (x) this Agreement and the other Credit Documents or (y) the Working Capital Credit Documents in an amount not to exceed $65,000,000 (as such amount may be reduced after the Effective Date from time to time);
     (ii) Indebtedness (x) pursuant to the Existing Intercompany Indebtedness, and (y) constituting intercompany loans or advances from Holdings or any Subsidiary of Holdings to Holdings or any Subsidiary of Holdings so long as such intercompany loans or advances owed by a Credit Party are subordinated to the Obligations substantially on the terms set forth in Exhibit H;
     (iii) Existing Indebtedness and any refinancings thereof of the same lien priority; provided that the principal amount thereof is not increased;
     (iv) Indebtedness of Holdings or any of its Subsidiaries represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Holdings and its Subsidiaries (other than any Mortgaged Vessel, Newbuild Vessel or Option Vessel (as defined in the Senior Notes Indenture), not to exceed the amount outstanding on and as of the Effective Date (as such amount may be reduced after the Effective Date from time to time);
     (v) Indebtedness of Holdings or any Subsidiary of Holdings with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of Holdings, Borrower or any of its Subsidiaries, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (v) shall not at any time exceed $15,000,000;
     (vi) Indebtedness under operating leases entered into in the ordinary course of business;
     (vii) Indebtedness consisting of the financing of insurance premiums;

     (viii) Indebtedness consisting of performance guarantees made by Holdings or any of its Subsidiaries in the ordinary course of business;
     (ix) Indebtedness under (x) Interest Rate Protection Agreements which are nonspeculative in nature and are entered into with respect to other Indebtedness permitted to remain outstanding or be incurred, as the case may be, pursuant to this Section 10.04, and (y) Indebtedness evidenced by Other Hedging Agreements entered into in the ordinary course of business so long as each such Other Hedging Agreement is non-speculative in nature;
     (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (xi) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, statutory obligations, bankers’ acceptances or similar obligations in the ordinary course of business (other than, in each case, any obligation for borrowed money);
     (xii) cash collateralized letters of credit in an aggregate principal amount at any time outstanding not to exceed $15,000,000;
     (xiii) Indebtedness arising from agreements of Holdings or any of its Subsidiaries providing indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary Guarantor in accordance with the terms of this Agreement, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary Guarantor for the purpose of financing such acquisition, in an aggregate principal amount at any time outstanding not to exceed $5,000,000; provided, however, (A) such Indebtedness is not reflected as a liability on the balance sheet of Holdings or any of its Subsidiaries, (B) in the case of any disposition, the maximum liability therefor will not exceed the gross cash proceeds actually received by Holdings or any of its Subsidiaries in connection with such disposition, and (C) such Indebtedness does not constitute an intercompany loan (other than an intercompany loan owing to Holdings or its Subsidiaries); and
     (xiv) Indebtedness of the Borrower and the Guarantors under the Senior Notes Indenture in an aggregate principal amount not to exceed the amount outstanding on and as of the Effective Date less the aggregate principal amount of the Senior Notes thereafter redeemed, repurchased or otherwise retired.
          10.05 Transactions with Affiliates. Subject to compliance with the Approved Budget, Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (i) Dividends and other cash payments permitted by Section 8.08 and Section 10.03;
     (ii) loans, including intercompany loans, may be made and other transactions (including the incurrence of Contingent Obligations) may be entered into by Holdings and its Subsidiaries to the extent permitted by Section 10.04 and Section 10.08;
     (iii) customary fees may be paid to non-officer directors of Holdings and its Subsidiaries;
     (iv) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business; provided, however, that on and after the Effective Date, Holdings and its Subsidiaries will not enter into or modify any retention, bonus or severance agreements or any similar agreements without the consent of the Required Lenders;
     (v) Holdings and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; provided, however, that on and after the Effective Date, Holdings and its Subsidiaries will not enter into or modify any retention, bonus or severance agreements or any similar agreements without the consent of the Required Lenders;
     (vi) other transactions existing on the Effective Date and set forth on Schedule VIII;
     (vii) transactions by and between the Credit Parties; and
     (viii) transactions by and between Subsidiaries of Holdings that are not Credit Parties.
          10.06 Limitations on Investments. Subject to compliance with the Approved Budget, Holdings will not and will not permit any of its Subsidiaries to, lend money or credit or make advances to or guarantee the obligations of or purchase or acquire any stock, obligations or securities of, or any other Equity Interests in or make any capital contribution to (each of the foregoing an “Investment” and, collectively, the “Investments”) any Person, including the Parent or any Subsidiary of the Parent, except that the following in any event will be permitted:
     (i) any Investment in Holdings or the Borrower or in a Subsidiary of Holdings that is a Guarantor;
     (ii) any Investment in Cash Equivalents;

     (iii) any Investment by Holdings or any Subsidiary of Holdings (including the Borrower) in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary of Holdings and a Guarantor; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Subsidiary of Holdings that is a Guarantor;
     (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.02;
     (v) any acquisition of assets or Equity Interests solely in exchange for the issuance of, or solely as a contribution to the common equity capital of Holdings in respect of, Equity Interests (other than Disqualified Stock) of Holdings;
     (vi) any Investments received in settlement, compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Subsidiaries (including the Borrower), including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (vii) Investments represented by Interest Rate Protection Agreements and Other Hedging Agreements;
     (viii) loans or advances to employees made in the ordinary course of business of Holdings, the Borrower or any Subsidiary of Holdings in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
     (ix) any Investment existing on the date of this Agreement and specified in Schedule XIV;
     (x) guarantees of Indebtedness to the extent such guarantees are permitted under Section 10.04;
     (xi) Cash Collateral Account deposits;
     (xii) receivables owing to the Borrower, Holdings or any Subsidiary Guarantor not constituting Indebtedness of the obligor if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that (a) such trade terms may include such concessionary trade terms as Holdings, the Borrower or such Subsidiary Guarantor deems reasonable in the circumstances and (b) the aggregate outstanding amount of all Investments made pursuant to this clause (xii) that are owing by Parent or any Subsidiary thereof (other than Holdings, the Borrower or any Subsidiary Guarantor) do not exceed $5,000,000; and
     (xiii) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding, not to exceed $5,000,000.

          10.07 Limitation on Modifications of Certificate of Incorporation and By-Laws; etc. The Borrower will not, and will not permit any Subsidiary Guarantor to amend, modify or change its certificate of incorporation, certificate of formation (including, without limitation, by the filing or modification of any certificate of designation), by-laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not materially adverse to the interests of the Lenders.
          10.08 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, the Parent Credit Agreement, the Working Capital Credit Documents, the Senior Notes Documents and the Existing Intercompany Indebtedness, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (iv) customary provisions restricting assignment of any agreement entered into by Holdings or any of its Subsidiaries in the ordinary course of business and (v) any holder of a Lien may restrict the transfer of the asset or assets subject thereto.
          10.09 Business. Holdings will not, and will not permit any of its Subsidiaries to, engage in any business other than any business conducted by the Credit Parties and their Subsidiaries on the Effective Date and any other business or activities as may be substantially similar, incidental or related thereto.
          10.10 ERISA. Holdings will not, and will not permit any of its Subsidiaries, nor any ERISA Affiliate, to (i) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or (ii) sponsor, maintain, make contributions to or incur liabilities in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
          10.11 Voluntary Prepayments, Etc. of Senior Notes; Amendments of Senior Notes Documentation and Working Capital Credit Documents. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, repay, redeem, purchase, defease or otherwise satisfy the Senior Notes or the loans under the Working Capital Credit Agreement in any manner prior to the Term Loan Maturity Date (it being understood that payments of indemnification obligations, regularly scheduled principal and interest, fees and legal expenses, as well as mandatory prepayments shall be permitted).

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or change any term or condition of any documentation related to the Senior Notes, including, but not limited to the Senior Notes Documentation, or the Working Capital Credit Documents, except in a manner that would not materially adversely affect the Lenders.
          10.12 [Reserved].
          10.13 Settlement of Litigation. Holdings will not, and will not permit any of its Subsidiaries to, settle the matter referred to as the “Tebma dispute” on Schedule XV hereto or any related matters without the consent of the Required Lenders.
          10.14 Minimum Cash. Holdings, the Borrower and the Subsidiary Guarantors, on a consolidated basis, shall maintain as of the end of each fiscal month beginning October 31, 2010 cash and cash equivalents (in each case, free of Liens other than those in favor of the Collateral Agent) (“Liquidity”) of not less than $5,000,000. The Borrower shall deliver to the Administrative Agent an Officer’s Certificate, in the form attached hereto as Exhibit M, and a detailed computation of its Liquidity no later than the 10th calendar day following the end of each fiscal month beginning with the month ended October 31, 2010.
          10.15 Minimum Monthly EBITDA. Holdings shall have Consolidated Cash Flow for the preceding twelve-month period (“LTM Consolidated Cash Flow”) measured as of the end of each fiscal month of Holdings of at least the required amount set forth in the following table for each applicable month set forth above such amount:

Minimum LTM Consolidated
Month Ending	Cash Flow (in Millions)
September 30, 2010	$36.1
October 31, 2010	$40.8
November 30, 2010	$43.9
December 31, 2010	$47.1
January 31, 2011	$45.2
February 28, 2011	$47.8
March 31, 2011	$42.9
April 30, 2011	$45.4
May 31, 2011	$47.0
June 30, 2011	$55.8
          Holdings shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate, in the form attached hereto as Exhibit N, and a detailed computation of its LTM Consolidated Cash Flow no later than the 30th calendar day following the end of each fiscal month beginning with the month ended October 31, 2010.

          10.16 Compliance with Approved Budget. Holdings will not, and will not permit any of its Subsidiaries to, fail to (i) have an Approved Budget in effect at all times or (ii) comply with the terms of the Approved Budget within the following parameters:
          (a) On the fourth Friday following the effectiveness of an Approved Budget and on every Friday thereafter until such Approved Budget ceases to be in effect (each such date, a “Test Date”), the total net cash flow (before borrowings) of Holdings and its Subsidiaries for the four-week period ending on the present Test Date (such period, the “Test Period”) shall be no more than 20% lower than the projected total net cash flow (before borrowings) set forth in such Approved Budget;
          (b) On any Test Date, the total non-operating disbursements of Holdings and Subsidiaries for the applicable Test Period shall be no more than 20% greater than the projected total non-operating disbursements set forth in such Approved Budget; and
          (c) On the fourth Friday following the Effective Date and on every Friday thereafter, the cumulative total net cash flow (before borrowings) of Holdings and its Subsidiaries for the period beginning on the Effective Date and ending on any such date of determination shall be no more than 20% lower than the projected total net cash flow (before borrowings) set forth in such Approved Budget.
          Section 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
          11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, or any fees or any other amounts owing hereunder or thereunder; or
          11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          11.03 Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(a), 9.01(b), 9.01(f), 9.03, 9.11(c) (other than clause (i) and (ii) thereof) and 9.14, inclusive, or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement (other than those referred to in Sections 11.01, 11.02 or clause (i) of this Section 11.03) contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 20 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or
          11.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations, the Existing Intercompany Indebtedness and any other intercompany loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii)

Holdings or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations, the Existing Intercompany Indebtedness and any other intercompany loans) or contained in any instrument or agreement evidencing, securing or relating thereto, including, without limitation, the Senior Note Indenture and the Working Capital Credit Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity (it being understood that until the expiration of the Forbearance Period, the existence of (a) an event of default under the Senior Note Indenture or the Working Capital Credit Agreement due to the commencement and continuation of a Parent Bankruptcy Case or (b) a Working Capital Specified Event of Default shall be deemed not to result in a Default or Event of Default under this Section 11.04); provided, that it shall not be a Default or Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (ii), inclusive, is (x) during the Forbearance Period, at least $5,000,000 and (y) otherwise, at least $10,000,000; or
          11.05 Bankruptcy, etc. (i) Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or (ii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries or (iii) Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or (iv) Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or (v) any order of relief or other order approving any such case or proceeding is entered; or (vi) Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or (ix) the appointment of a chapter 11 trustee or examiner with expanded powers in any of the Parent Bankruptcy Cases or the conversion of a Parent Bankruptcy Case into a case under chapter 7 of the Bankruptcy Code; or
          11.06 ERISA. (a) A contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, or Holdings or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980

B(g)(2) of the Code or 45 Code of Federal Regulations Sections 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
          11.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons to the extent required by the Security Documents and the Collateral Agency and Intercreditor Agreement (except in connection with Permitted Collateral Liens), and subject to no other Liens (except Permitted Collateral Liens); or
          11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or
          11.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate for Holdings or any of its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, equals or exceeds $5,000,000; or
          11.10 Change of Control. A Change of Control shall occur; or
          11.11 Approved Restructuring Plan. The Borrower fails to agree to an Approved Restructuring Plan on or prior to October 1, 2010; or
          11.12 Special Repurchase Offer. The Borrower is required to make a “Special Repurchase Offer” under and as defined in the Senior Notes Indenture; or
          11.13 Forbearance Termination Date. A Forbearance Termination Date shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur, the result which would occur upon the giving of written notice by the Administrative

Agent to the Borrower as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice); provided, further, that if any Guarantor is subject to an Event of Default specified in Section 11.05, then notwithstanding anything to the contrary contained above, all obligations guaranteed by the respective Guarantor, whether fixed or contingent, shall be deemed, without the necessity of further action or notice to be due and payable in full): (i) declare the Tranche B Term Loan Commitments terminated, whereupon all Tranche B Term Loan Commitments of each Lender shall forthwith terminate immediately and any accrued and unpaid fees or other amounts payable to the Tranche B Term Lenders shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations, including, without limitation, all Deferred Fees, owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) cause the Collateral Agent to enforce all of the Liens and security interests created pursuant to the Security Documents.
          Section 12. Administrative Agent.
          12.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint Cantor as Administrative Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. Each Lender irrevocably authorizes the Administrative Agent to appoint a security trustee on its behalf, including Wilmington Trust FSB as Collateral Agent, with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any Credit Document (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Credit Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, any Credit Document whether from any Credit Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Administrative Agent hereby accepts such appointment and authorization.
          12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
          12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.05 Reliance. The Administrative Agent shall be entitled to reasonably rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower.

          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document with respect to the Term Loans, in each case, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) To the extent a successor Administrative Agent is appointed pursuant to the provisions of this Section 12.09, the Borrower shall pay the reasonable fees and expenses of such successor Administrative Agent.
          12.10 [Reserved].
          12.11 Removal of the Administrative Agent; Appointment of Successor Administrative Agent.
          (a) The Administrative Agent may be removed at any time by written notice from the Required Lenders, which removal shall be effective upon the appointment of a successor administrative agent.
          (b) A successor Administrative Agent may be appointed by the Required Lenders. If a successor Administrative Agent shall not have been so appointed within ten Business Days after delivery of the notice of removal described in the immediately preceding subclause (a), the Administrative Agent may appoint a successor Administrative Agent.
          (c) Upon the appointment of a successor Administrative Agent, the removed Administrative Agent shall promptly execute and deliver all instruments and documents, and take all actions that the successor Administrative Agent or the Required Lenders may reasonably request, in order to effect such removal and the assignment of rights, interests, duties and obligations of the Administrative Agent under the Credit Documents.

          (d) To the extent a successor Administrative Agent is appointed pursuant to the provisions of this Section 12.11, the Borrower shall pay the reasonable fees and expenses of such successor Administrative Agent.
          Section 13. Holdings Guaranty.
          13.01 Holdings Guaranty. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Borrower from the proceeds of the Loans, Holdings hereby agrees with the Guaranteed Creditors as follows: (i) Holdings hereby and unconditionally and irrevocably guarantees to the Guaranteed Creditors, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors and (ii) Holdings unconditionally and irrevocably fully indemnifies each Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by such Lender as a result of or in connection with any obligation or liability guaranteed by Holdings being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which such Lender would otherwise have been entitled to recover. If any or all of the Guaranteed Obligations becomes due and payable hereunder, Holdings unconditionally and irrevocably undertakes to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event, Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          13.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees to the Guaranteed Creditors the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.
          13.03 Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower or any other Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 14.05.
          13.04 Independent Obligation. The obligations of Holdings hereunder are several and are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.
          13.05 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
     (a) in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;
     (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;
     (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or
     (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under these Holdco Guarantees.
          13.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
          13.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent or the Required Lenders so request at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of the Borrower to Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash. If and to the extent required in order for the Guaranteed Obligations of Holdings to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of Holdings hereunder shall be limited to the greatest amount which can lawfully be guaranteed by Holdings under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 13.07.
          13.08 Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid in cash. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower, or any other party or any security.
          (b) Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.
          Section 14. Miscellaneous.
          14.01 Payment of Expenses. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the charges incurred for the use of IntraLinks or a similar service) and the Required Lenders (including, without limitation, the reasonable fees and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver, assignment or consent relating hereto or thereto (including, without limitation, in connection with the removal of the Administrative Agent pursuant to Section 12.11), and of the Administrative Agent and the Required Lenders and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent, each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Collateral Agent, each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (the “Indemnitees”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the Release of Hazardous Materials by Borrower or its Subsidiaries in the air, surface water or groundwater or on the surface or subsurface of any Mortgaged Vessel at any time owned, operated or occupied by the Borrower, or any of the Borrower’s Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of the Borrower’s Subsidiaries, the non-compliance of any Mortgaged Vessel with Environmental Law (including applicable permits thereunder) applicable to any Mortgaged Vessel, or any Environmental Claim asserted against the Borrower or any of the Borrower’s Subsidiaries, or any Mortgaged Vessel at any time owned, operated or occupied by the Borrower or any of the Borrower’s Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or caused by the actions or inactions of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          14.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any

Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Credit Party but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Credit Party, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered: if to any Credit Party, at 10001 Woodloch Forest Dr., Suite 610, The Woodlands, Texas 77380, Telephone: (281) 203-5700, Facsimile: (281) 203-5701; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopier or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 14.03 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 14.03.
          14.04 Benefit of Agreement; Assignments and Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interests hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.12 and 14.04(b) or as otherwise separately agreed to in writing with the Borrower) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Deferred Fee thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Tranche A Term Loan Commitment or Total Tranche B Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and/or its outstanding Loans to its (i) parent company so long as such parent company is solvent and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company (so long as such affiliate is solvent) or (ii) in the case of any Lender that is a fund or other entity that invests in bank loans, any other fund or entity that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor (so long as such fund or other entity is solvent) or (iii) to one or more Lenders or (y) assign with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence) all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principal amount of Loans hereunder to one or more Eligible Transferees (treating any fund or other entity that invests in bank loans and any other fund or entity that invests in bank loans and is managed or advised by the same investment advisor of such fund or other entity or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes assigned by the Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Loans, as the case may be), and (iii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,000; provided, however, that notwithstanding any other provision of this Section 14.04, the consent of the Borrower shall not be required in any manner with respect to any assignment to an Eligible Assignee if such assignment is made by the Administrative Agent (in its capacity as a Lender) and relates to the Tranche A Term Loans. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, comply with Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.09 or 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
          14.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
          14.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest or Deferred Fee on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) (i) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans.
          14.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). Unless otherwise noted, all references in this Agreement to “GAAP” or “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States of America as may be modified from time to time.
          (b) All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.
          14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; APPOINTMENT OF PROCESS AGENT. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE

SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH IN SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES AT 111 EIGHTH AVENUE, NEW YORK NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE CREDIT PARTIES AGREE TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT AND THE REQUIRED LENDERS; PROVIDED THAT ANY FAILURE ON THE PART OF THE CREDIT PARTIES TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 14.08 OR OTHERWISE PERMITTED BY LAW. IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, ANY CREDIT PARTY DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF ANY CREDIT PARTY TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 14.08 OR OTHERWISE PERMITTED BY LAW.
          (b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          14.10 Effectiveness. This Agreement shall become effective on the date on which (i) each of the Borrower, the Administrative Agent and each of the Lenders, who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) the Third Amendment becomes effective in accordance with its terms.
          14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          14.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto, the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and any of the Subsidiary Guarantors may be released from its respective Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto, the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend or increase the Commitment of any Lender, or reduce the rate or extend the time of payment of interest on any Loan or Note or Deferred Fee (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 14.12, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required

Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments or Deferred Fee (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi), or (vii) release all or substantially all of the Subsidiary Guarantors from a Subsidiaries Guaranty (except as expressly provided in the Credit Documents); provided, further, that no such change, waiver, discharge or termination shall (u) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (v) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 5.02(b) and/or 5.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).
          14.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 5.04 and 14.01 shall, subject to Section 14.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.
          14.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          14.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 2.09, 2.10 or 5.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Sections 2.09, 2.10 or 5.04 as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Sections 2.09, 2.10 or 5.04, as the case may be. This Section 14.15 shall have no applicability to any Section of this Agreement other than said Sections 2.09, 2.10 or 5.04.
          14.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent, the Collateral Agent or any Lender and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 14.16.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.
          14.17 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 14.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.
          14.18 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
          14.19 Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.
          14.20 Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, Norway, Bahamas, England, the Republic of Vanuatu, Malta, Cyprus or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.
          14.21 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

          14.22 OTHER LIENS ON COLLATERAL; TERMS OF COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT; ETC. (i) EACH SECURED CREDITOR UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL IN FAVOR OF THE HOLDERS OF SENIOR NOTES AND THE LENDERS UNDER THE WORKING CAPITAL CREDIT AGREEMENT PURSUANT TO THE SECURITY DOCUMENTS, WHICH LIENS SHALL BE SUBORDINATED IN PRIORITY TO THE LIENS CREATED PURSUANT TO THE SECURITY DOCUMENTS IN FAVOR OF THE LENDERS IN ACCORDANCE WITH THE TERMS OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT. THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS. PURSUANT TO THE EXPRESS TERMS OF SECTION 7.19 OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT AND ANY OF THE SECURITY DOCUMENTS, THE PROVISIONS OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          (ii) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT ON BEHALF OF EACH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT.
          (iii) THE PROVISIONS OF THIS SECTION 14.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY SECURED CREDITOR AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT.
* * *

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

TRICO SHIPPING AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

TRICO SUPPLY AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN SHIPPING III AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN SHIPPING II AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN SHIPPING AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN AS
By:	/s/ Geoff Jones
	Name:	Geoff Jones
	Title:	Chairman

TRICO SUPPLY (UK) LIMITED
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

ALBYN MARINE LIMITED
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

[Signature Pages to the Priority Credit Agreement]

CTC MARINE PROJECTS LIMITED
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN BRASIL SERVICOS LTDA.
By:	/s/ Tomás Salazar
	Name:	Tomás Salazar
	Title:	Manager

DEEPOCEAN MARITIME AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN MANAGEMENT AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

DEEPOCEAN DE MEXICO S. DE R.L. DE C.V.
By:	/s/ Geoff Jones
	Name:	Geoff Jones
	Title:	Manager

CTC MARINE NORWAY AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

CTC MARINE PROJECTS (GUERNSEY) LIMITED
By:	/s/ Geoff Jones
	Name:	Geoff Jones
	Title:	Chairman

DEEPOCEAN SUBSEA SERVICES LIMITED
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

[Signature Pages to the Priority Credit Agreement]

DEEPOCEAN B.V.
By:	/s/ Mads Ragnar Bårdsen
	Name:	Mads Ragnar Bårdsen
	Title:	Director

DEEPOCEAN UK LTD.
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

SERVICIOS PROFESIONALES DE APOYO ESPECIALIZADO, S. DE R.L. DE C.V.
By:	/s/ Geoff Jones
	Name:	Geoff Jones
	Title:	Manager

SERVICIOS DE SOPORTE PROFESIONAL ADMINISTRATIVO, S. DE R.L. DE C.V.
By:	/s/ Geoff Jones
	Name:	Geoff Jones
	Title:	Manager

TRICO SUBSEA AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

TRICO SUBSEA HOLDING AS
By:	/s/ Gerald A. Gray
	Name:	Gerald A. Gray
	Title:	Managing Director

[Signature Pages to the Priority Credit Agreement]

[Signatures of the Several Term Lenders], as a Term Lender
By:
Name:
Title:

[Signature Pages to Credit Agreement]

CANTOR FITZGERALD SECURITIES, as Administrative Agent
By:	/s/ James Bond
	Name:	James Bond
	Title:	Chief Operating Officer
[Signature Page to Credit Agreement]

SCHEDULE I
LOAN COMMITMENTS

Tranche A Term Loan Commitment	Tranche B Term Loan Commitment
$15,000,000.00	$7,000,000.00

**	Name of each lender and the commitment amount will be disclosed to the Administrative Agent.

SCHEDULE II
LENDER ADDRESSES
Name, address and contact information for each lender will be disclosed to the Administrative Agent.

SCHEDULE III
APPROVED CLASSIFICATION SOCIETIES
American Bureau of Shipping
Det Norske Veritas
Lloyd’s Register
Bureau Veritas
Nippon Kaiji Kyokai
Germanischer Lloyd AG
or such other first-class vessel classification society which is a member of International Association of Classification Societies Ltd. that the Administrative Agent has, with the consent of the Required Lenders, approved in writing

SCHEDULE IV
ERISA
1.	Trico Supply AS Norwegian Pension Plan 8236

2.	Trico Supply AS Norwegian Pension Plan 3740

SCHEDULE V
SUBSIDIARIES

	Direct Owner(s) &	Jurisdiction of
Legal Name of Subsidiary	Percentage Ownership	Organization
DeepOcean AS	Trico Supply AS (100%)	Norway

Trico Supply (UK) Limited	Trico Supply AS (100%)	England and Wales

Albyn Marine Limited	Trico Supply (UK) Limited (100%)	Scotland

CTC Marine Projects Limited	DeepOcean AS (100%)	UK

DeepOcean Brasil Servicos Ltda.	DeepOcean AS (99%) DeepOcean Maritime AS (1%)	Brazil

DeepOcean Maritime AS	DeepOcean AS (100%)	Norway

DeepOcean Management AS	DeepOcean AS (100%)	Norway

DeepOcean de Mexico S. de R.L. de C.V.	DeepOcean AS (99%) DeepOcean Management AS (1%)	Mexico

CTC Marine Norway AS	CTC Marine Projects Ltd. (100%)	Norway

CTC Marine Projects (Guernsey) Limited	CTC Marine Projects Ltd. (100%)	Guernsey

DeepOcean Subsea Services Limited	DeepOcean Maritime AS (100%)	UK

DeepOcean BV	DeepOcean Maritime AS (100%)	The Netherlands

Servicios Profesionales de Apoyo Especializado S. de R.L. de C.V.	DeepOcean de Mexico S. de R.L. de C.V. (99%) DeepOcean Management AS (1%)	Mexico

Servicios de Soporte Profesional Administrativo S. de R.L. de C.V.	DeepOcean de Mexico S. de R.L. de C.V. (99%) DeepOcean Management AS (1%)	Mexico

DeepOcean UK Ltd.	DeepOcean Subsea Services Ltd. (100%)	UK

Trico Shipping AS	Trico Supply AS (100%)	Norway

SCHEDULE V

	Direct Owner(s) &	Jurisdiction of
Legal Name of Subsidiary	Percentage Ownership	Organization
Trico Subsea Holding AS	Trico Shipping AS (100%)	Norway

DeepOcean Shipping III AS	Trico Shipping AS (100%)	Norway

DeepOcean Shipping II AS	Trico Shipping AS (100%)	Norway

DeepOcean Shipping AS	Trico Shipping AS (100%)	Norway

Trico Subsea AS	Trico Subsea Holding AS (100%)	Norway

Trico Subsea Cayman, Ltd.	Trico Supply AS (100%)	Cayman Islands

CTC Marine SDN BHD	CTC Marine Projects Limited (100%)	Malaysia

DeepOcean Subsea Services Hong Kong Ltd.	Trico Supply AS (100%)	Hong Kong

SCHEDULE VI
EXISTING INDEBTEDNESS

Indebtedness	Amounts
CTC motor vehicle loans	£96,630.51

Bank Guarantees and Standby Letters of Credit (i.e., performance bonds, surety bonds)	$2,810,666.67

Bank Guarantees and Standby Letters of Credit (i.e., performance bonds, surety bonds)	£2,442,500.00

Bank Guarantees and Standby Letters of Credit (i.e., performance bonds, surety bonds)	€1,100,000.00

SCHEDULE VII
LEGAL NAME; TYPE OF ORGANIZATION AND
WHETHER A REGISTERED ORGANIZATION;
JURISDICTION OF ORGANIZATION; ETC.

Organizational
Identification
		Registered	Jurisdiction of	Number (if
Borrower/Guarantor	Type of Organization	Organization (Y/N)	Organization	applicable)
Trico Subsea AS	Limited Company	Yes	Norway	989 941 372

Trico Supply AS	Limited Company	Yes	Norway	976 853 938

Trico Shipping AS	Limited Company	Yes	Norway	976 854 020

Trico Subsea Holding AS	Limited Company	Yes	Norway	990 653 305

DeepOcean AS	Limited Company	Yes	Norway	980 772 805

Trico Supply (UK) Limited	Limited Company	Yes	UK	1275998

Albyn Marine Limited	Limited Company	Yes	Scotland	SC172765

CTC Marine Projects Limited	Limited Company	Yes	UK	2835294

DeepOcean Brasil Servicos Ltda.	Limited Company	Yes	Brazil	CNPJ/MF
08.932.03/001-92

DeepOcean Maritime AS	Limited Company	Yes	Norway	948 230 798

DeepOcean Management AS	Limited Company	Yes	Norway	987 538 880

DeepOcean de Mexico S. de R.L. de C.V.	Limited Company	Yes	Mexico	8500*3

CTC Marine Norway AS	Limited Company	Yes	Norway	982 603 382

CTC Marine Projects (Guernsey) Limited	Limited Company	Yes	Guernsey	46530

Schedule VII

Organizational
Identification
		Registered	Jurisdiction of	Number (if
Borrower/Guarantor	Type of Organization	Organization (Y/N)	Organization	applicable)
DeepOcean Subsea Services Limited	Limited Company	Yes	UK	5056858

DeepOcean B.V.	Limited Company	Yes	The Netherlands	37090676

Servicios Profesionales de Apoyo Especializado, S. de R.L. de C.V.	Limited Company	Yes	Mexico	8722*3

Servicios de Soporte Administrativo S. de R.L. de C.V.	Limited Company	Yes	Mexico	8723*3

DeepOcean UK Ltd.	Limited Company	Yes	Scotland	SC240196

DeepOcean Shipping III AS	Limited Company	Yes	Norway	977 289 483

DeepOcean Shipping II AS	Limited Company	Yes	Norway	992 035 870

DeepOcean Shipping AS	Limited Company	Yes	Norway	979 456 107

SCHEDULE VIII
TRANSACTIONS WITH AFFILIATES
None.

SCHEDULE IX
SUBSIDIARY GUARANTORS
Entities listed on Schedule V, other than Trico Shipping AS, Trico Subsea Cayman, Ltd., CTC Marine SDN BHD and DeepOcean Subsea Services Hong Kong Ltd

SCHEDULE X
SECURITY DOCUMENTS
1.	Amended and Restated Collateral Agency and Intercreditor Agreement dated 21 September 2010.

2.	Third Amendment dated as of September 21, 2010 to Pledge and Security Agreement dated as of 30 October 2009.
a.	All filed and applicable UCC Financing Statements.
3.	Omnibus Confirmation and Ratification of Security Documents, dated as of 21 September 2010.

4.	Northern Canyon Mortgage (Bahamas), dated as of 30 October 2009.

5.	Northern Canyon Deed of Covenants, dated as of 30 October 2009.

6.	Trico Sabre Mortgage (Bahamas), dated as of 30 October 2009.

7.	Trico Sabre Deed of Covenants, dated as of 30 October 2009.

8.	Atlantic Challenger Mortgage (Isle of Man), dated as of 30 October 2009.

9.	Atlantic Challenger Deed of Covenants, dated as of 30 October 2009.

10.	Deep Endeavour Mortgage (Isle of Man), dated as of 30 October 2009.

11.	Deep Endeavour Deed of Covenants, dated as of 30 October 2009.

12.	Letter from Financial Supervision Commission (DeepOcean Shipping AS).

13.	Letter from Financial Supervision Commission (DeepOcean Shipping II AS).

14.	Northern Commander Mortgage (Norway), dated as of 30 October 2009.

15.	Northern Crusader Mortgage (Norway), dated as of 03 October 2009.

16.	Northern River Mortgage (Norway), dated as of 30 October 2009.

17.	Northern Wave Mortgage (Norway), dated as of 30 October 2009.

SCHEDULE X
18.	Ship Mortgage Covenants relating to Northern Commander, Northern Crusader, Northern River and Northern Wave.

19.	Certificates of Ownership and Encumbrances for Norwegian vessels.

20.	Northern Queen Mortgage (UK), dated as of 30 October 2009.

21.	Northern Supporter Mortgage (UK), dated as of 30 October 2009.

22.	Deed of Covenants for the Northern Queen and Northern Supporter, dated as of 30 October 2009.

23.	Certificate of Ownership and Encumbrance and Northern Princess Mortgage (Vanuatu), dated as of 30 October 2009 and related Letter to Ship Master

24.	Share Pledge Agreements between the respective Pledgors and Collateral Agent, dated as of 30 October 2009, over share capital of the following entities:
a.	Trico Supply AS

b.	Trico Shipping AS and DeepOcean AS

c.	DeepOcean Shipping AS, DeepOcean Shipping II AS, DeepOcean Shipping III AS, and Trico Subsea Holding AS

d.	Trico Subsea AS

e.	DeepOcean Maritime AS and DeepOcean Management AS

f.	CTC Marine Norway
25.	Factoring Agreements, dated as of 30 October 2009, for the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

SCHEDULE X
e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
26.	Security Agreements, dated as of 30 October 2009, between Collateral Agent and the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
27.	Pledges of Inventory, dated as of 30 October 2009, for the benefit of the Collateral Agent by the following entities:

SCHEDULE X
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
28.	Pledges of Machinery and Plant, dated as of 30 October 2009, for the benefit of Collateral Agent by the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

SCHEDULE X
i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
29.	Transcript from Register of Mortgaged Moveable Property for the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
30.	Notices and Acknowledgments of Assignments of Intra-Group Receivables for the following entities:
a.	Trico Shipping AS

b.	DeepOcean AS

c.	DeepOcean Shipping AS

d.	DeepOcean Maritime AS

SCHEDULE X
31.	Notices of Assignment and Acknowledgments of Intra-Group Charterers for the following entities:
a.	Trico Shipping AS

b.	DeepOcean Shipping AS

c.	Trico Subsea AS
32.	Notices of Assignment of Insurances for the following entities:
a.	Trico Shipping AS

b.	DeepOcean AS

c.	DeepOcean Shipping AS

d.	DeepOcean Shipping II AS

e.	DeepOcean Shipping III AS

f.	Trico Subsea AS
33.	Acknowledgements of Assignments of Insurances from:
a.	AON

b.	Den Norske Krigsforsikring for SKIB

c.	GARD

d.	Price Forbes
34.	Notices of Pledge and Assignment of Bank Accounts for the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

SCHEDULE X
d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS
35.	Acknowledgements of Notices of Pledge and Assignment of Bank Accounts from:
a.	DnB NOR Bank ASA

b.	Nordea Bank Norge ASA

c.	SpareBank 1 SR-Bank
36.	Quota Pledge Agreement, dated as of 30 October 2009, among DeepOcean AS and DeepOcean Maritime AS, as pledgors, and the Collateral Agent with respect to the quotas in the corporate capital of DeepOcean Brasil Servicos Ltda.

37.	Bank Accounts Pledge Agreement, dated as of 30 October 2009, between DeepOcean Brasil Servicos Ltda. and the Collateral Agent.

38.	Receivables Pledge Agreement, dated as of 30 October 2009, between DeepOcean Brasil Servicos Ltda. and the Collateral Agent.

39.	Security Interest Agreement, dated as of 30 October 2009, in relation to the issued share capital of CTC Marine Projects (Guernsey) Limited.

40.	Security Interest Agreement, dated as of 30 October 2009, over the bank accounts of CTC Marine Projects (Guernsey) Limited.

41.	Equity Holders Pledge Agreement, dated as of 30 October 2009, with respect to the equity in Servicios de Soporte Profesional Administrativo, S de R.L. de C.V. and Servicios Profesionales de Apoyo Especializado Administrativo, S de R.L. de C.V.

SCHEDULE X
42.	Pledge without Transfer of Possession Agreement, dated as of 30 October 2009, among Servicios de Soporte Profesional Administrativo, S de R.L. de C.V., Servicios Profesionales de Apoyo Especializado Administrativo, S de R.L. de C.V. and the Collateral Agent.

43.	Deed of Registered Shares for DeepOcean B.V. dated as of 30 October 2009.

44.	Deed of Undisclosed Pledge of Receivables for DeepOcean B.V. dated as of 30 October 2009.

45.	Deed of Disclosed Pledge of Bank Accounts for DeepOcean B.V. dated as of 30 October 2009.

46.	Charges of Certificated Securities for the following entities:
a.	DeepOcean AS

b.	Trico Supply AS

c.	DeepOcean Maritime AS

d.	Trico Supply (UK) Limited

e.	DeepOcean Subsea Services Limited
47.	Stock Transfer Forms for the following entities:
a.	CTC Marine Projects Limited

b.	Trico Supply (UK) Limited

c.	DeepOcean Subsea Services Limited

d.	Albyn Marine Limited

e.	DeepOcean UK Ltd.
48.	Debentures for the following entities:
a.	CTC Marine Projects Limited

b.	Trico Supply (UK) Limited

SCHEDULE X
c.	DeepOcean Subsea Services Limited
49.	Floating Charges for the following entities:
a.	Albyn Marine Limited

b.	DeepOcean UK Ltd.
50.	Charges over Bank Accounts for the following entities:
a.	CTC Marine Projects Limited

b.	Trico Supply (UK) Limited

c.	DeepOcean Subsea Services Limited

d.	Albyn Marine Limited

e.	DeepOcean UK Ltd.
51.	Ship Building Contract Assignments and Refund Guarantee Assignments from Trico Subsea AS for:
a.	Yard No. 117 at Tebma Shipyards Limited

b.	Yard No. 118 at Tebma Shipyards Limited

c.	Yard No. 119 at Tebma Shipyards Limited
52.	Notice of Assignment of Assigned Agreement (“Atlantic Challenger”).

53.	Notice of Assignment of Assigned Agreement (Framework Agreement for the Provision of Marine Survey Services).

54.	Notice of Assignment of Assigned Agreement (Framework Agreement for the Provision of ROV Support Services).

55.	Pledge and Security Agreement, dated as of 30 October 2009, between Trico Marine Services, Inc. and the Collateral Agent.

56.	U.S. Perfection Certificate dated as of 20 October 2009.

SCHEDULE X
57.	Arbol Grande Deed of Mortgage, dated as of January 5, 2010.

58.	Addendum No. 1, dated 29 January 2010, to Ship Mortgage Covenants dated 30 October 2009 in favor of the Collateral Agent for Northern Commander, Northern Crusader, Northern River and Northern Wave.

59.	Trico Star Mortgage (Bahamas), dated as of 13 April 2010.

60.	Trico Star Deed of Covenants, dated as of 13 April 2010.

61.	Amendment No. 1 to that certain Security Agreement, dated October 30, 2009, between Trico Subsea AS and the Collateral Agent dated 13 April 2010.

62.	Northern Princess (Vanuatu) Amendment No. 1 to First Preferred Mortgage, dated as of 30 June 2010 and related Letter to Ship Master

63.	Amendment to the Northern River Mortgage (Norway), dated as of 15 July 2010 increasing the registration amount.

64.	Supplemental Debenture between Trico Supply (UK) Limited and the Collateral Agent dated 23 July 2010

65.	Supplemental Debenture between CTC Marine Projects Limited and the Collateral Agent dated 23 July 2010

66.	Supplemental Debenture between DeepOcean Subsea Services Limited and the Collateral Agent dated 23 July 2010

67.	Deed of Second Ranking Pledge of Registered Shares DeepOcean B.V. between DeepOcean Maritime, DeepOcean B.V. and the Collateral Agent dated 2 September 2010

68.	Deed of Undisclosed Pledge of Receivables between DeepOcean B.V. and the Collateral Agent dated 2 September 2010

69.	Deed of Disclosed Pledge of Bank Accounts between DeepOcean B.V. and the Collateral Agent dated 2 September 2010

70.	First Amendment dated as of 23 July 2010 to Pledge and Security Agreement dated as of 30 October 2009.

SCHEDULE X
71.	Pledge over Receivables (Refund Guarantee) Trico Subsea AS and the Collateral Agent dated 23 July 2010

72.	Amendment Agreement to Share Pledge Agreement between Trico Subsea Holding AS and the Collateral Agent dated 23 July 2010

73.	Amendment Agreement to Share Pledge Agreement between Trico Supply AS and the Collateral Agent dated 23 July 2010

74.	Amendment Agreement to Share Pledge Agreement between Trico Shipping AS and the Collateral Agent dated 23 July 2010

75.	Amendment Agreement to Share Pledge Agreement between DeepOcean AS and the Collateral Agent dated 23 July 2010

76.	Amendment Agreement to Share Pledge Agreement between CTC Marine Projects Limited and the Collateral Agent dated 23 July 2010

77.	Refund Guarantee Assignment between Trico Subsea AS and the Collateral Agent regarding Yard Number 119 at Tebma Shipyards Limited dated 22 July 2010

78.	Pledge Agreement related to Receivables under certain refund guarantees for Hull Nos. 118 and 199 between Trico Subsea AS and Collateral Agent dated 22 July 2010.

79.	First Amendment to Quota Pledge Agreement between DeepOcean AS, DeepOcean Maritime AS, the Collateral Agent and DeepOcean Brasil Servicos Ltda. dated 29 July 2010

80.	First Amendment to Bank Accounts Pledge Agreement between DeepOcean Brasil Servicos Ltda. and the Collateral Agent dated 29 July 2010

81.	First Amendment to the Receivables Pledge Agreement between DeepOcean Brasil Servicos Ltda. and the Collateral Agent dated 29 July 2010.

82.	Pledges of Inventory, dated on or around 23 July 2010, for the benefit of the Collateral Agent by the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

SCHEDULE X
d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
83.	Pledges of Machinery and Plant, dated on or around 23 July 2010, for the benefit of Collateral Agent by the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway

SCHEDULE X
84.	Pledges of Receivables, dated on or around 23 July 2010, for the benefit of Collateral Agent by the following entities:
a.	Trico Shipping AS

b.	Trico Supply AS

c.	DeepOcean AS

d.	DeepOcean Shipping AS

e.	DeepOcean Shipping II AS

f.	DeepOcean Shipping III AS

g.	Trico Subsea Holding AS

h.	Trico Subsea AS

i.	DeepOcean Maritime AS

j.	DeepOcean Management AS

k.	CTC Marine Norway
85.	Amendment Agreement to Security Agreement between the Borrower and the Collateral Agent dated 23 July 2010

86.	Amendment Agreement to Security Agreement between DeepOcean AS and the Collateral Agent dated 23 July 2010

87.	Amendment Agreement to Security Agreement between Deep Ocean Shipping AS and the Collateral Agent dated 23 July 2010

88.	Amendment Agreement to Security Agreement between DeepOcean Shipping II AS and the Collateral Agent dated 23 July 2010

89.	Amendment Agreement to Security Agreement between DeepOcean Shipping III AS and the Collateral Agent dated 23 July 2010

SCHEDULE X
90.	Amendment Agreement to Security Agreement between CTC Marine Norway AS and the Collateral Agent dated 23 July 2010

91.	Amendment Agreement to Security Agreement between DeepOcean Maritime AS and the Collateral Agent dated 23 July 2010

92.	Amendment Agreement to Security Agreement between DeepOcean Management AS and the Collateral Agent dated 23 July 2010

93.	Amendment Agreement to Security Agreement between Trico Subsea AS and the Collateral Agent dated 23 July 2010

94.	Amendment Agreement to Security Agreement between Trico Subsea Holding AS and the Collateral Agent dated 23 July 2010

95.	Amendment Agreement to Security Agreement between Trico Supply AS and the Collateral Agent dated 23 July 2010

96.	Second Amendment dated as of 29 July 2010 to Pledge and Security Agreement dated as of 30 October 2009.

97.	Atlantic Challenger Mortgage (second priority) (Isle of Man), dated as of 20 August 2010.

98.	Atlantic Challenger Deed of Covenants, dated as of 20 August 2010.

99.	Deep Endeavour Mortgage (second priority) (Isle of Man), dated as of 20 August 2010.

100.	Deep Endeavour Deed of Covenants, dated as of 20 August 2010.

101.	Deed of Execution of Amendment and Extension of Arbol Grande Ship Mortgage, dated September 1, 2010.

102.	Northern Queen (UK) Mortgage supplement dated as of 21 September 2010.

103.	Northern Supporter (UK) Mortgage supplement dated as of 21 September 2010.

104.	Atlantic Challenger Mortgage (third priority) (Isle of Man), dated as of 21 September 2010.

105.	Atlantic Challenger Deed of Covenants, dated as of 21 September 2010.

106.	Deep Endeavour Mortgage(third priority) (Isle of Man), dated as of 21 September 2010.

SCHEDULE X
107.	Deep Endeavour Deed of Covenants, dated as of 21 September 2010.

108.	Northern Princess (Vanuatu) Amendment No. 2 to First Preferred Mortgage, dated as of 21 September 2010 and related Letter to Ship Master

SCHEDULE XI
MORTGAGED VESSELS

				Jurisdiction of
				Registration and
#	Name	Registered Owner	Number	Flag
1.	M/V Northern Canyon	Trico Shipping AS	8000711	Bahamian[1]

2.	M/V Deep Endeavour	Deep Ocean Shipping II AS	9203306	Isle of Man

3.	M/V Atlantic Challenger	DeepOcean Shipping AS	8607311	Isle of Man

4.	M/V Northern Commander	Trico Shipping AS	8501098	Norwegian

5.	M/V Northern Crusader	Trico Shipping AS	9005364	Norwegian

6.	M/V Northern Princess	Trico Shipping AS	1576	Vanuatu[2]

7.	M/V Northern Queen	Trico Shipping AS	705528	British

8.	M/V Northern River	DeepOcean Shipping AS	9179323	Norwegian

9.	M/V Northern Supporter	Trico Shipping AS	728683	British

10.	M/V Northern Wave	Trico Shipping AS	9255141	Norwegian

11.	M/V Trico Sabre	Trico Subsea AS	8001643	Bahamian

12.	M/V Trico Star	Trico Subsea AS	8001715	Bahamian

13.	M/V Arbol Grande	DeepOcean Shipping III	9264867	Spain

[1]	Secondary British registration.

[2]	Secondary Brazil registration.

SCHEDULE XII
Required Insurance
     (a) The Shipowner, at its own expense, or with respect to part (a)(iii) of the Insurance Provisions the Mortgagee at the expense of the Shipowner, will keep the Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably satisfactory to the Mortgagee and under forms of policies approved by the Mortgagee against the risks indicated below and such other risks as the Mortgagee may specify from time to time:
     (i) Marine and war risk, including London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance on an agreed value in an amount in U.S. dollars equal to, except as otherwise approved or required in writing by the Mortgagee, the greater of (x) the then full commercial value of the Vessel and (y) an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a mortgage in favor of the Mortgagee under the Credit Agreement, and have not suffered an Event of Loss), is equal to 110% of the then current Total Commitment.
     (ii) Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for passengers, fines and penalties arising out of the operation of the Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Mortgagee; provided, however that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:
     (y) the maximum amount available of $1,000,000,000, as that amount may from time to time change, from the International Group of Protection and Indemnity Associations or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and
(z) the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Vessel may be trading from time to time.
     (iii) Mortgagee’s interest insurance (including extended mortgagee interest additional perils-pollution) coverage satisfactory to the Mortgagee in an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a mortgage in favor of the Mortgagee under the

Credit Agreement, and have not suffered an Event of Loss), is equal to 110% of the then applicable Total Commitment; all such mortgagee’s interest insurance cover shall in the Mortgagee’s discretion be obtained directly by the Mortgagee and the Shipowner shall on demand pay all costs of such cover.
     (iv) While the Vessel is idle or laid up, at the option of the Shipowner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Vessel against the usual risks encountered by like vessels under similar circumstances.
     (b) The marine and commercial war-risk insurance required by the Insurance Provisions shall have deductibles and franchises no higher than the following: (i) Hull and Machinery — U.S. $115,000 for all hull claims and U.S. $150,000 for all machinery claims each accident or occurrence and (ii) Protection and Indemnity — U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $10,000 passenger claims and U.S. $15,000 all other claims, in each case each accident or occurrence.
     All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Mortgagee. Each policy of marine and war risk hull and machinery insurance with respect to the Vessel shall provide that the Mortgagee shall be a named insured and a loss payee. Each entry in a marine and war risk protection indemnity club with respect to the Vessel shall note the interest of the Mortgagee. The Mortgagee and its successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Shipowner or any other person.
     (c) The Shipowner will furnish the Mortgagee from time to time on request, and in any event at least annually, a detailed report signed by a firm of marine insurance brokers acceptable to the Mortgagee with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on the Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Mortgage. At the Shipowner’s expense the Shipowner will cause such insurance broker and the P & I club or association providing P & I insurance referred to in part (a)(ii) of the Insurance Provisions, to agree to advise the Mortgagee by telex or telecopier confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Shipowner of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Mortgagee on a vessel by vessel and not on a fleet basis. In addition, the Shipowner shall promptly provide the Mortgagee with any information which the Mortgagee reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Mortgage as of the date hereof or in connection with any renewal thereof, and the Shipowner shall upon demand indemnify the Mortgagee in respect of all reasonable fees and other expenses incurred by or for the account of the Mortgagee in connection with any such report; provided the Mortgagee shall be entitled to such indemnity only for one such report during any period of twelve months.

     The underwriters or brokers shall furnish the Mortgagee with a letter or letters of undertaking to the effect that:
     (i) they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Mortgagee in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances for the Vessel; and
     (ii) they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances for the Vessel; and
     (iii) they will not set off against any sum recoverable in respect of a claim against the Vessel under the said underwriters or brokers or any other person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.
     All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Mortgagee of the termination or cancellation of the insurance evidenced thereby. All policies of insurance maintained pursuant to these Insurance Provisions for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured. The Shipowner has assigned to the Mortgagee its rights under any policies of insurance in respect of the Vessel. The Shipowner agrees that, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Mortgagee being informed and having the right to continue the insurance by paying any premiums not paid by the Shipowner, receipts showing payment of premiums for required insurance and also of demands from the Vessel’s P & I underwriters shall be in the hands of the Mortgagee at least two (2) days before the risk in question commences.
     (d) Unless the Mortgagee shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Mortgagee for distribution first to itself and thereafter to the Shipowner or others as their interests may appear. Nevertheless, until otherwise required by the Mortgagee by notice to the underwriters upon the occurrence and continuance of an Event of Default, (i) amounts payable under any insurance on the Vessel with respect to protection and indemnity risks may be paid directly to the Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or to the person to whom any liability covered by such insurance has been incurred, and (ii) amounts payable under any insurance with respect to the Vessel involving any damage to the Vessel, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Shipowner shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Shipowner as reimbursement therefor; provided, however, that if such amounts (including any franchise or deductible) are in excess of U.S. $1,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.

     (e) All amounts paid to the Mortgagee in respect of any insurance on the Vessel shall be disposed of as follows (after deduction of the expenses of the Mortgagee in collecting such amounts):
     (i) any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Shipowner or others shall be paid by the Mortgagee to, or as directed by, the Shipowner;
     (ii) all amounts paid to the Mortgagee in respect of an Event of Loss of the Vessel shall be applied by the Mortgagee to the payment of the Indebtedness hereby secured pursuant to Section 4.02(a) of the Credit Agreement;
     (iii) all other amounts paid to the Mortgagee in respect of any insurance on the Vessel may, in the Mortgagee’s sole discretion, be held and applied to the prepayment of the Indebtedness hereby secured or to making of needed repairs or other work on the Vessel, or to the payment of other claims incurred by the Shipowner relating to the Vessel, or may be paid to the Shipowner or whosoever may be entitled thereto.
     (f) In the event that any claim or lien is asserted against the Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Shipowner, may, in the sole discretion of the Mortgagee, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.
     (g) The Shipowner shall deliver to the Mortgagee copies and, whenever so requested by the Mortgagee, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained under this Vessel Mortgage for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same. The Mortgagee shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.
     (h) The Shipowner agrees that it will not execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Vessel to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Mortgagee in writing and insured the Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes.
     (i) In case any underwriter proposes to pay less on any claim than the amount thereof, the Shipowner shall forthwith inform the Mortgagee, and if an Event of Default has occurred and is continuing, the Mortgagee shall have the exclusive right to negotiate and agree to any compromise.

     (j) The Shipowner will comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Shipowner or the Vessel with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Vessel is from time to time engaged and the cargo carried by it except where its failure to comply with the foregoing could not, individually or in the aggregate, be expected to have a Material Adverse Effect.

SCHEDULE XIII
POST–EFFECTIVE DATE DELIVERABLES
1.	On or before September 22, 2010, copies of the following documents reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders:
a.	A favorable opinion of Mackinnons, English counsel to each Credit Party;

b.	A favorable opinion of Cains, Isle of Man maritime counsel to each Credit Party covering the vessel Deep Endeavour;

c.	A favorable opinion of Cains, Isle of Man maritime counsel to each Credit Party covering the vessel Atlantic Challenger; and

d.	a favorable opinion of Seward & Kissel LLP, Vanuatu maritime counsel to each Credit Party.
2.	On or before September 22, 2010, copies of the following documents reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders:
a.	Mortgage, between Trico Shipping AS and Wilmington Trust FSB, on Northern Queen;

b.	Mortgage, between Deep Ocean Shipping AS and Wilmington Trust FSB, on Northern Supporter;

c.	Mortgage, between Deep Ocean Shipping AS and Wilmington Trust FSB, on Atlantic Challenger;

d.	Deed of Covenants, between Deep Ocean Shipping AS and Wilmington Trust FSB, on Atlantic Challenger;

e.	Mortgage, between DeepOcean Shipping II AS and Wilmington Trust FSB, on Deep Endeavour;

f.	Deed of Covenants, between Deep Ocean Shipping II AS and Wilmington Trust FSB, on Deep Endeavour;

g.	Amendment No. 2 to First Preferred Mortgage on Northern Princess.
3.	On or before September 24, 2010, copies of documents necessary to provide the Mortgagee’s interest insurance coverage referenced in section (a)(iii) of Schedule XII Required Insurance to the Agreement, subject to extension by the Administrative Agent in its sole discretion.

4.	On or before October 20, 2010, copies of the following documents reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative

Agent and each of the Lenders, subject to extension by the Administrative Agent in its sole discretion:
a.	A favorable opinion of TozziniFreire Advogados, Brazilian counsel to each Credit Party; and

b.	A favorable opinion of Nauta Dutilh, Dutch counsel to each Credit Party.
5.	On or before October 20, 2010, copies of the following documents reasonably satisfactory in form and substance to the Required Lenders, each of which shall have become effective in accordance with their terms, subject to extension by the Administrative Agent in its sole discretion:
a.	Deed of Undisclosed Pledge of Receivables between DeepOcean B.V., as Pledgor, and Wilmington Trust, FSB, as Collateral Agent;

b.	Deed of Disclosed Pledge of Bank Accounts between DeepOcean B.V., as Pledgor, and Wilmington Trust, FSB, as Collateral Agent;

c.	Deed of Third Ranking Pledge of Registered Shares;

d.	Power of Attorney of DeepOcean B.V.;

e.	Power of Attorney of Wilmington Trust, FSB;

f.	Irrevocable Power of Attorney of DeepOcean Maritime AS; and

g.	Such Security Documents as the Collateral Agent or the Administrative Agent deem reasonably necessary or desirable to give the Collateral Agent for the benefit of the Lenders, a perfected security interest on the Collateral located in Brazil.
6.	No later than thirty (30) days after a request from the Required Lenders, copies of the following documents:
a.	A favorable opinion of Uria Menendez, Spanish maritime counsel to each Credit Party, reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders, subject to extension by the Administrative Agent in its sole discretion; and

b.	Such Security Documents as the Collateral Agent or the Administrative Agent deem reasonably necessary or desirable to give the Collateral Agent for the benefit of the Lenders, a perfected security interest on the Collateral located in Spain.

SCHEDULE XIV
EXISTING INVESTMENTS
Equity Interests in Trico Subsea Cayman, Ltd., CTC Marine SDN BHD and DeepOcean Subsea Services Hong Kong Ltd.

SCHEDULE XV
LITIGATION
1.	Tebma dispute. Trico Subsea AS and the Tebma shipyard in India (“Tebma”) are currently in a contractual dispute with regard to whether the construction contracts for six vessels remain in effect, and if not, by whom and for what reason the contracts were cancelled; and whether or not Trico Subsea AS has the right to call on refund guarantees issued under the contracts. Trico Subsea AS has taken action to cancel the construction contracts on four of the six vessels, and has submitted draw requests to the institutions which issued the refund guarantees. Tebma has taken action to cancel all six construction contracts, and has taken action in Indian court to restrain Trico Subsea AS and the institutions from acting in respect of the refund guarantees. Trico Subsea AS is in discussion with Tebma to resolve this dispute.

2.	Litigation that may arise from the Parent Bankruptcy Case. On August 25, 2010, Trico Marine Services, Inc. and certain of its subsidiaries filed a bankruptcy case under Title 11 of the Bankruptcy Code in Delaware. Any future litigation arising from those proceedings could involve some or all of the Credit Parties.